Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

RMR MORTGAGE TRUST

AND

TREMONT MORTGAGE TRUST

DATED AS OF APRIL 26, 2021

TABLE OF CONTENTS

i

EXHIBITS AND DISCLOSURE LETTERS

Exhibits

Exhibit A – Form of Confidentiality Agreement

Exhibit B – Form of Articles of Merger

Exhibit C – Form of RMRM Post-Merger Charter

Exhibit D – Form of RMRM Post-Merger Bylaws

Exhibit E – Form of Waiver

Exhibit F – Form of TRMT Tax Representation Letter

Exhibit G – Form of RMRM Tax Representation Letter

Exhibit H – TRA Letter Agreement

Exhibit I – Form of TRMT REIT Tax Opinion

Exhibit J – Form of RMRM Reorganization Opinion

Exhibit K – Form of RMRM REIT Tax Opinion

Exhibit L – Form of TRMT Reorganization Opinion

Disclosure Letters

TRMT Disclosure Letter

RMRM Disclosure Letter

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of April 26, 2021 (this “Agreement”), is by and between RMR MORTGAGE TRUST, a Maryland statutory trust (“RMRM”), and TREMONT MORTGAGE TRUST, a Maryland real estate investment trust (“TRMT”). Each of RMRM and TRMT is sometimes referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in ARTICLE 1.

RECITALS

WHEREAS, the Parties hereto wish to effect a business combination through a merger of TRMT with and into RMRM, with RMRM being the surviving entity in the merger (the “Merger”), upon the terms and conditions set forth in this Agreement and in accordance with the Maryland REIT Law (the “MD REIT Law”) and the Maryland Statutory Trust Law (the “MD Statutory Trust Law”), and pursuant to which each TRMT Common Share issued and outstanding immediately prior to the Merger Effective Time will be converted into the right to receive the Merger Consideration;

WHEREAS, based upon the unanimous recommendation of the TRMT Special Committee, the TRMT Board has unanimously (a) determined and declared that this Agreement, the Merger and the other Transactions to which TRMT is a party are fair and reasonable and advisable to, and in the best interests of, TRMT, (b) duly and validly authorized the execution and delivery of this Agreement by TRMT, (c) directed that the Merger and the other Transactions to which TRMT is a party be submitted for consideration at the TRMT Shareholder Meeting, and (d) resolved to recommend that the holders of the TRMT Common Shares vote in favor of approval of the Merger and the other Transactions to which TRMT is a party (the “TRMT Board Recommendation”) and to include the TRMT Board Recommendation in the Joint Proxy Statement;

WHEREAS, based upon the unanimous recommendation of the RMRM Special Committee, the RMRM Board has unanimously (a) determined and declared that this Agreement, the Merger, the issuance of RMRM Common Shares in the Merger and the other Transactions to which RMRM is a party are fair and reasonable and advisable to, and in the best interests of, RMRM, (b) duly and validly authorized the execution and delivery of this Agreement by RMRM, (c) directed that the issuance of RMRM Common Shares contemplated by this Agreement be submitted for consideration at the RMRM Shareholder Meeting, and (d) resolved to recommend that the holders of the RMRM Common Shares vote in favor of the issuance of RMRM Common Shares in the Merger as contemplated by this Agreement (the “RMRM Board Recommendation”) and to include the RMRM Board Recommendation in the Joint Proxy Statement;

WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under, and within the meaning of, Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for the Merger for purposes of Sections 354, 361 and 368 of the Code and Treasury Regulations Section 1.368-2(g); and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the execution of this Agreement and to prescribe various conditions to the Merger.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1            Definitions.

(a)               For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms that are no less favorable to RMRM, on the one hand, and TRMT, on the other hand, than those contained in the form of confidentiality agreement attached hereto as Exhibit A; provided, however, that such confidentiality agreement shall not prohibit compliance by RMRM or TRMT with any of the provisions of Section 7.3 and shall not restrict the making of a Competing Proposal.

“Action” means any claim, demand, action, suit, litigation, proceeding, arbitration, mediation, inquiry, investigation or other legal proceeding (whether sounding in contract, tort or otherwise, and whether civil or criminal) brought, conducted, tried or heard by or before, or otherwise involving, any Governmental Authority.

“Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, including multiemployer plans within the meaning of ERISA Section 3(37)) and any employment, consulting, termination, severance, change in control, separation, retention, stock option, restricted stock, equity or equity-based compensation, profits interest unit, outperformance, stock purchase, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, disability, accident, life insurance, welfare benefit, cafeteria, vacation, paid time off, perquisite, retirement, pension, or savings or any other compensation or employee benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA and whether or not in writing.

“Business Day” means any day other than a Saturday, Sunday or any day on which banks located in Boston, Massachusetts or New York, New York are authorized or required to be closed.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Eligible Shares” means all TRMT Common Shares issued and outstanding immediately prior to the Merger Effective Time, other than the Excluded Shares.

“Environmental Law” means any applicable Law relating to the pollution or protection of the environment (including air, surface water, groundwater, land surface or subsurface land), or human health or safety (solely as such matters concern exposure to petroleum products or toxic or hazardous chemicals, substances, materials or wastes), including Laws relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of petroleum products or toxic or hazardous chemicals, substances, materials or wastes.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to an entity (the “Referenced Entity”), any other entity, which, together with the Referenced Entity, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Form S-4” means a registration statement on Form S-4, together with any amendments or supplements thereto, to be filed by RMRM with the SEC relating to the Merger.

“GAAP” means the United States generally accepted accounting principles.

“Governmental Authority” means the United States (federal, state or local) government or any foreign government, or any other governmental or quasi-governmental regulatory, judicial or administrative authority, instrumentality, board, bureau, agency, commission, self-regulatory organization, arbitration panel or similar entity.

“Indebtedness” means, with respect to any Person and without duplication, (i) the unpaid principal of and premium (if any) of all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations in respect of repurchase agreements and similar financing arrangements, (iv) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets (including any potential future earn-out, purchase price adjustment or release of “holdback” or similar payment), (v) all obligations under capital leases, (vi) all obligations in respect of bankers acceptances or letters of credit, (vii) all obligations under interest rate cap, swap, collar or similar transactions or currency hedging transactions (valued at the termination value thereof), (viii) all obligations evidenced by any note, bond, debenture or other similar instrument, whether secured or unsecured, (ix) any direct or indirect guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument, and (x) any agreement to provide any of the foregoing.

“Intellectual Property” means all right, title and interest in and to all United States, foreign and multinational intellectual property rights and similar proprietary rights, and in all other similar intangible assets, including all (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, Internet domain names, design rights and other similar source identifiers, together with the goodwill associated with any of the foregoing, (iii) rights in published and unpublished works of authorship, rights in copyrightable works and copyrights, (iv) confidential and proprietary information, including trade secrets, know-how, ideas, formulae, models, algorithms and methodologies, (v) rights in software, including all source code, object code, firmware, development tools, files, records and data, and all documentation related to any of the foregoing, and (vi) all applications and registrations for the foregoing.

“Intervening Event” with respect to a Party, means any material change, event, effect, occurrence, consequence or development that (i) is not known and not reasonably foreseeable by the board of trustees of such Party (or an authorized committee thereof), as of the date hereof (or if known or reasonably foreseeable, the magnitude or material consequences of which are not known or reasonably foreseeable by such board or committee as of the date hereof), which material change, event, effect, occurrence, consequence or development becomes known (or the magnitude or material consequences of which become known) to or by such board of trustees or committee prior to receipt of the RMRM Shareholder Approval or the TRMT Shareholder Approval, as applicable, and (ii) does not relate to (A) a Competing Proposal with respect to such Party, (B) changes in the price of the common shares of such Party (it being understood, however, that any event, circumstance, change, effect, development, condition or occurrence giving rise or contributing thereto may constitute or otherwise be taken into account for purposes of determining whether an Intervening Event has occurred), or (C) the fact that, in and of itself, such Party exceeds any internal or published projections or forecasts or estimates or outlook of revenues or earnings (it being understood, however, that any event, circumstance, change, effect, development, condition or occurrence giving rise or contributing thereto may constitute or otherwise be taken into account for purposes of determining whether an Intervening Event has occurred).

“Investment Company Act” means the United States Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“IRS” means the United States Internal Revenue Service or any successor agency.

“Joint Proxy Statement” means a joint proxy statement/prospectus in preliminary and definitive form relating to the TRMT Shareholder Meeting and the RMRM Shareholder Meeting, together with any amendments or supplements thereto.

“Knowledge of RMRM” or similar phrases mean the actual knowledge of the Persons set forth in Section 1.1 of the RMRM Disclosure Letter.

“Knowledge of TRMT” or similar phrases mean the actual knowledge of the Persons set forth in Section 1.1 of the TRMT Disclosure Letter.

“Law” means any and all domestic (federal, state or local) or foreign laws (including common law), statutes, codes, rules, regulations and Orders promulgated by any Governmental Authority.

“Lien” means with respect to any asset (including any security), any mortgage, deed of trust, condition, covenant, lien, pledge, charge, security interest, option, right of first refusal or first offer, restriction, right of way, easement, title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership; provided, however, that any restrictions on the transfer and ownership of TRMT Common Shares included in the TRMT Charter or on the transfer and ownership of RMRM Common Shares included in the RMRM Charter or RMRM Post-Merger Charter, respectively, shall not constitute a Lien hereunder. For the avoidance of doubt, the term “Lien” shall not include licenses of or other grants of rights to use Intellectual Property.

“Maryland SDAT” means the State Department of Assessments and Taxation of Maryland.

“MGCL” mean the Maryland General Corporation Law, as amended.

“Order” means a judgment, order, injunction, award, decree, writ or other legally enforceable requirement of any Governmental Authority.

“Ordinary Course of Business” means with respect to any Person, the ordinary course of business consistent with past practice, provided that, with respect to RMRM, means (i) prior to January 5, 2021, RMRM’s ordinary course of business consistent with its past practice as an investment company under the Investment Company Act, and (ii) from and after January 5, 2021, RMRM’s ordinary course of business consistent with the past practice as a mortgage REIT.

“Outside Date” means December 31, 2021.

“Person” means an individual, corporation, real estate investment trust, partnership, limited partnership, limited liability company, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or organization (including any Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority).

“REIT” means a real estate investment trust within the meaning of Sections 856 through 860 of the Code.

“Representative” means, with respect to a Person, one or more of such Person’s trustees, directors, officers, employees, advisors (including attorneys, accountants, consultants, investment bankers and financial advisors), agents and other representatives when acting in such capacity and not when acting in any other capacity.

“RMRM Board” means the board of trustees of RMRM.

“RMRM Bylaws” means the bylaws of RMRM, as amended and restated and in effect as of the date of this Agreement.

“RMRM Charter” means the declaration of trust of RMRM, as amended and restated and in effect as of the date of this Agreement.

“RMRM Common Shares” means the common shares of beneficial interest, $0.001 par value per share, of RMRM.

“RMRM Equity Compensation Plan” means RMRM’s 2021 Equity Compensation Plan, as approved by the RMRM Board and recommended by the RMRM Board for approval by the holders of RMRM Common Shares at the RMRM 2021 annual meeting of shareholders.

“RMRM Governing Documents” means the certificate of trust of RMRM, as amended and in effect as of the date of this Agreement, the RMRM Charter and the RMRM Bylaws.

“RMRM Material Adverse Effect” means any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate with all other events, circumstances, changes, effects, developments, conditions or occurrences, (i) is, or would reasonably be expected to be, material and adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of RMRM and the RMRM Subsidiaries, taken as a whole, or (ii) will, or would reasonably be expected to, prevent or materially impair the ability of RMRM to consummate the Merger before the Outside Date, or prevent or materially impair the ability of RMRM to perform its obligations hereunder; provided, however, that for purposes of clause (i), “RMRM Material Adverse Effect” shall not include any event, circumstance, change, effect, development, condition or occurrence, and any such event, circumstance, change, effect, development, condition or occurrence shall not be taken into account when determining whether an RMRM Material Adverse Effect has occurred or is reasonably expected to occur, to the extent arising out of or resulting from (A) any failure of RMRM to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise or contributing to such failure may constitute or otherwise be taken into account in determining whether there has been an RMRM Material Adverse Effect), (B) any events, circumstances, changes or effects that affect the commercial real estate lending industry generally, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) any adoption, implementation, promulgation, repeal, modification, amendment, interpretation, reinterpretation, change or proposal of any applicable Law of or by any Governmental Authority after the date hereof, (E) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (F) the negotiation, execution or public announcement of this Agreement, or the consummation or anticipation of the Merger or any of the other Transactions, including the impact thereof on relationships, contractual or otherwise, with borrowers, lenders, creditors or shareholders or other investors (provided that the exception in this clause (F) does not apply for purposes of any representations in ARTICLE 5 that address any required filings or consents or the public announcement or pendency of this Agreement), (G) the taking of any action expressly required by this Agreement, the taking of any action at the written request or with the prior written consent of TRMT or the failure to take any action at the request of TRMT or expressly prohibited by this Agreement, (H) earthquakes, hurricanes, floods or other natural disasters, or epidemics, pandemics or other similar events (including the COVID-19 pandemic), or (I) changes in GAAP (or the interpretation or enforcement thereof), which in the case of each of clauses (B), (C), (D), (E), (H), and (I) do not disproportionately affect RMRM and the RMRM Subsidiaries, taken as a whole, relative to other Persons in the industries in which RMRM and the RMRM Subsidiaries operate.

“RMRM Permitted Liens” means any of the following: (i) Lien for Taxes or governmental assessments, charges or claims of payment not yet due, or the validity of which is being contested in good faith and for which adequate accruals or reserves have been established; (ii) Lien that is a cashier’s, landlord’s, carrier’s, warehousemen’s, mechanic’s, materialmen’s, repairmen’s or other similar Lien arising in the Ordinary Course of Business not yet due, or the validity of which is being contested in good faith and for which adequate accruals or reserves have been established; (iii) Lien that is disclosed on RMRM’s most recent consolidated balance sheet (including the notes thereto) included in the RMRM SEC Documents filed prior to the date of this Agreement; or (iv) Lien arising under any RMRM Material Contracts.

“RMRM REIT Tax Counsel” means Sullivan & Worcester LLP.

“RMRM Repurchase Agreement” means that certain Master Repurchase Agreement, dated February 18, 2021, between RMTG Lender LLC and UBS AG.

“RMRM Shareholder Approval” means the approval of the issuance of RMRM Common Shares in the Merger as contemplated by this Agreement, by the affirmative vote of at least a majority of all the votes cast by the holders of outstanding RMRM Common Shares entitled to vote at the RMRM Shareholder Meeting on such issuance assuming a quorum is present.

“RMRM Shareholder Meeting” means the meeting of the holders of RMRM Common Shares for the purpose of seeking the RMRM Shareholder Approval, including any postponement or adjournment thereof.

“RMRM Special Committee” means the special committee of the RMRM Board, comprised of certain disinterested and independent trustees of RMRM, established for the purposes of exploring, evaluating and negotiating the Merger and the other Transactions on behalf of RMRM, determining whether the terms thereof are fair and reasonable and advisable to, and in the best interests of, RMRM and, as the RMRM Special Committee deems appropriate, recommending the same for authorization and approval by the RMRM Board. The RMRM Special Committee constitutes an authorized committee of the RMRM Board for purposes of this Agreement.

“RMRM Special Distribution” means any distribution by RMRM (above and beyond that permitted by Section 6.2(a)(iii), without regard to the proviso therein for RMRM Special Distributions) to the extent reasonably necessary for RMRM to qualify or remain qualified for taxation as a REIT under the Code or applicable state Law or to eliminate or reduce entity level income or excise Taxes under Sections 856, 857, 860 and 4981 of the Code and corresponding Treasury Regulations (and similar provisions of state or local Tax Law) for any period or portion thereof ending on or prior to the Closing Date.

“RMRM Subsidiary” means any corporation, partnership, limited liability company, joint venture, business trust, real estate investment trust or other organization, whether incorporated or unincorporated, or other legal entity that is consolidated with RMRM for purposes of the consolidated financial statements of RMRM under GAAP and, to the extent applicable, Article 6 of Regulation S-X promulgated under the Exchange Act.

“RMRM Subsidiary Governing Documents” means the constituent organizational or governing documents of each RMRM Subsidiary.

“RMRM Subsidiary Partnership” means an RMRM Subsidiary that is or was a partnership for United States federal income Tax purposes.

“RMRM Tax Protection Agreement” means any written agreement to which RMRM or any RMRM Subsidiary is a party pursuant to which: (i) any liability to holders of limited partnership interests in an RMRM Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the Merger or the other Transactions; (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests in an RMRM Subsidiary Partnership, RMRM or any RMRM Subsidiary has agreed to (A) maintain a minimum level of debt, continue to maintain a particular debt or provide rights to guarantee or otherwise assume economic risk of loss with respect to debt, (B) retain or not dispose of assets for a period of time that has not since expired, (C) make or refrain from making Tax elections, (D) operate (or refrain from operating) in a particular manner, (E) use (or refrain from using) a specified method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets, (F) use (or refrain from using) a particular method for allocating one or more liabilities under Section 752 of the Code and/or (G) dispose of assets in a particular manner; (iii) any Person has been or is required to be given the opportunity to guaranty, indemnify or assume debt of such RMRM Subsidiary Partnership or any direct or indirect subsidiary of such RMRM Subsidiary Partnership or are so guarantying or indemnifying, or have so assumed, such debt; and/or (iv) any RMRM Subsidiary Partnership or the general partner, manager, managing member or other similarly situated Person of such RMRM Subsidiary Partnership or any direct or indirect subsidiary of such RMRM Subsidiary Partnership would be required to consider separately the interests of the limited partners, members or other beneficial owners of such RMRM Subsidiary Partnership or the holder of interests in such RMRM Subsidiary Partnership in connection with any transaction or other action.

“RMRM Termination Fee” means $2,156,000 plus all fees and expenses reasonably incurred by or on behalf of TRMT in connection with the Merger and the other Transactions.

“SEC” means the United States Securities and Exchange Commission (including the staff thereof).

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Takeover Statutes” means any restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL and Subtitle 7 of Title 3 of the MGCL and any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar state takeover Laws.

“Tax” or “Taxes” means any and all taxes, assessments, levies, duties, tariffs, imposts and other similar charges and fees (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or domestic or foreign taxing authority, including any income (net or gross), franchise, windfall or other profits, gross receipts, premiums, property (real or personal, tangible or intangible), escheat, unclaimed property, sales, use, value added, net worth, margins, assets, capital stock, business organization, commercial activity, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, leasing, lease, user, ad valorem, stamp, transfer, value-added, gains tax, license, recording, registration and documentation fees, severance, occupation, environmental, customs duties, disability, registration, alternative or add-on minimum, estimated tax, or other tax, or other like assessment, levy or charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any report, document, return, certificate, claim for refund, election, estimated tax filing, declaration, or other information return or filing required to be filed with any Governmental Authority or domestic or foreign taxing authority with respect to, or otherwise relating to, Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“TRA” means Tremont Realty Advisors LLC, a Maryland limited liability company, which provides management services to TRMT pursuant to the TRMT Management Agreement and to RMRM pursuant to the RMRM Management Agreement.

“Transactions” means the Merger and the other transactions contemplated by this Agreement.

“Treasury Regulations” means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.

“TRMT A&R Equity Compensation Plan” means TRMT’s Amended and Restated 2017 Equity Compensation Plan, as approved by the TRMT Board and recommended by the TRMT Board for approval by the holders of TRMT Common Shares at the TRMT 2021 annual meeting of shareholders.

“TRMT Board” means the board of trustees of TRMT.

“TRMT Bylaws” means the bylaws of TRMT, as amended and restated and in effect as of the date of this Agreement.

“TRMT Charter” means the declaration of trust of TRMT, as amended and restated and in effect as of the date of this Agreement.

“TRMT Common Shares” means the common shares of beneficial interest, $0.01 par value per share, of TRMT.

“TRMT Equity Award” means an award of TRMT Common Shares under either the TRMT Equity Compensation Plan or the TRMT A&R Equity Compensation Plan.

“TRMT Equity Compensation Plan” means TRMT’s 2017 Equity Compensation Plan, as in effect as of the date of this Agreement.

“TRMT Governing Documents” means the TRMT Charter and the TRMT Bylaws.

“TRMT Material Adverse Effect” means any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate with all other events, circumstances, changes, effects, developments, conditions or occurrences, (i) is, or would reasonably be expected to be, material and adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of TRMT and the TRMT Subsidiaries, taken as a whole, or (ii) will, or would reasonably be expected to, prevent or materially impair the ability of TRMT to consummate the Merger before the Outside Date, or prevent or materially impair the ability of TRMT to perform its obligations hereunder; provided, however, that for purposes of clause (i), “TRMT Material Adverse Effect” shall not include any event, circumstance, change, effect, development, condition or occurrence, and any such event, circumstance, change, effect, development, condition or occurrence shall not be taken into account when determining whether a TRMT Material Adverse Effect has occurred or is reasonably expected to occur, to the extent arising out of or resulting from (A) any failure of TRMT to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise or contributing to such failure may constitute or otherwise be taken into account in determining whether there has been a TRMT Material Adverse Effect), (B) any events, circumstances, changes or effects that affect the commercial real estate lending industry generally, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) any adoption, implementation, promulgation, repeal, modification, amendment, interpretation, reinterpretation, change or proposal of any applicable Law of or by any Governmental Authority after the date hereof, (E) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (F) the negotiation, execution or public announcement of this Agreement, or the consummation or anticipation of the Merger or any of the other Transactions, including the impact thereof on relationships, contractual or otherwise, with borrowers, lenders, creditors or shareholders or other investors (provided that the exception in this clause (F) does not apply for purposes of any representations in ARTICLE 4 that address any required filings or consents or the public announcement or pendency of this Agreement), (G) the taking of any action expressly required by this Agreement, the taking of any action at the written request or with the prior written consent of RMRM or the failure to take any action at the request of RMRM or expressly prohibited by this Agreement, (H) earthquakes, hurricanes, floods or other natural disasters, or epidemics, pandemics or other similar events (including the COVID-19 pandemic), or (I) changes in GAAP (or the interpretation or enforcement thereof), which in the case of each of clauses (B), (C), (D), (E), (H), and (I) do not disproportionately affect TRMT and the TRMT Subsidiaries, taken as a whole, relative to other Persons in the industries in which TRMT and the TRMT Subsidiaries operate.

“TRMT Permitted Liens” means any of the following: (i) Lien for Taxes or governmental assessments, charges or claims of payment not yet due, or the validity of which is being contested in good faith and for which adequate accruals or reserves have been established; (ii) Lien that is a cashier’s, landlord’s, carrier’s, warehousemen’s, mechanic’s, materialmen’s, repairmen’s or other similar Lien arising in the Ordinary Course of Business not yet due, or the validity of which is being contested in good faith and for which adequate accruals or reserves have been established; (iii) Lien that is disclosed on TRMT’s most recent consolidated balance sheet (including the notes thereto) included in the TRMT SEC Documents filed prior to the date of this Agreement; or (iv) Lien arising under any TRMT Material Contracts.

“TRMT REIT Tax Counsel” means Sullivan & Worcester LLP.

“TRMT Repurchase Agreement” means that certain Master Repurchase Agreement, dated February 9, 2018, as amended by that certain First Amendment to Master Repurchase Agreement, dated November 6, 2018, and that certain Second Amendment to Master Repurchase Agreement, dated as of October 30, 2020, each between TRMT CB Lender LLC and Citibank, N.A.

“TRMT Shareholder Approval” means the approval of the Merger and the other Transactions to which TRMT is a party by the shareholders of TRMT by the affirmative vote of at least a majority of all the votes entitled to be cast at the TRMT Shareholder Meeting on the Merger and such other Transactions.

“TRMT Shareholder Meeting” means the meeting of the holders of the TRMT Common Shares for the purpose of seeking the TRMT Shareholder Approval, including any postponement or adjournment thereof.

“TRMT Special Committee” means the special committee of the TRMT Board, comprised of certain disinterested and independent trustees of TRMT, established for the purposes of exploring, evaluating and negotiating the Merger and the other Transactions on behalf of TRMT, determining whether the terms thereof are fair and reasonable and advisable to, and in the best interests of, TRMT and, as the TRMT Special Committee deems appropriate, recommending the same for authorization and approval by the TRMT Board. The TRMT Special Committee constitutes an authorized committee of the TRMT Board for purposes of this Agreement.

“TRMT Special Distribution” means any distribution by TRMT (above and beyond that permitted by Section 6.1(a)(iii), without regard to the proviso therein for TRMT Special Distributions) to the extent reasonably necessary for TRMT to qualify or remain qualified for taxation as a REIT under the Code or applicable state Law or to eliminate or reduce entity level income or excise Taxes under Sections 856, 857, 860 and 4981 of the Code and corresponding Treasury Regulations (and similar provisions of state or local Tax Law) for any period or portion thereof ending on or prior to the Closing Date.

“TRMT Subsidiary” means any corporation, partnership, limited liability company, joint venture, business trust, real estate investment trust or other organization, whether incorporated or unincorporated, or other legal entity that is consolidated with TRMT for purposes of the consolidated financial statements of TRMT under GAAP and, to the extent applicable, Article 6 of Regulation S-X promulgated under the Exchange Act.

“TRMT Subsidiary Governing Documents” means the constituent organizational or governing documents of each TRMT Subsidiary.

“TRMT Subsidiary Partnership” means a TRMT Subsidiary that is or was a partnership for United States federal income Tax purposes.

“TRMT Tax Protection Agreement” means any written agreement to which TRMT or any TRMT Subsidiary is a party pursuant to which: (i) any liability to holders of limited partnership interests in a TRMT Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the Merger or the other Transactions; (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests in a TRMT Subsidiary Partnership, TRMT or any TRMT Subsidiary has agreed to (A) maintain a minimum level of debt, continue to maintain a particular debt or provide rights to guarantee or otherwise assume economic risk of loss with respect to debt, (B) retain or not dispose of assets for a period of time that has not since expired, (C) make or refrain from making Tax elections, (D) operate (or refrain from operating) in a particular manner, (E) use (or refrain from using) a specified method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets, (F) use (or refrain from using) a particular method for allocating one or more liabilities under Section 752 of the Code and/or (G) dispose of assets in a particular manner; (iii) any Person has been or is required to be given the opportunity to guaranty, indemnify or assume debt of such TRMT Subsidiary Partnership or any direct or indirect subsidiary of such TRMT Subsidiary Partnership or are so guarantying or indemnifying, or have so assumed, such debt; and/or (iv) any TRMT Subsidiary Partnership or the general partner, manager, managing member or other similarly situated Person of such TRMT Subsidiary Partnership or any direct or indirect subsidiary of such TRMT Subsidiary Partnership would be required to consider separately the interests of the limited partners, members or other beneficial owners of such TRMT Subsidiary Partnership or the holder of interests in such TRMT Subsidiary Partnership in connection with any transaction or other action.

“TRMT Termination Fee” means $2,156,000 plus all fees and expenses reasonably incurred by or on behalf of RMRM in connection with the Merger and the other Transactions.

(b)               The following terms have the respective meanings set forth in the sections set forth below opposite such term:

Defined Terms	Location of Definition

Acquisition Agreement	Section 7.3(a)
Adverse Recommendation Change	Section 7.3(d)
Agreement	Preamble
Articles of Merger	Section 2.3
Closing	Section 2.2
Closing Date	Section 2.2
Competing Proposal	Section 7.3(f)
Covered Persons	Section 7.5(a)
D&O Insurance	Section 7.5(d)
DP Voting Agreement	Section 7.1(f)
Exchange Agent	Section 3.2(a)
Exchange Fund	Section 3.2(a)
Exchange Ratio	Section 3.1(a)
Excluded Shares	Section 3.1(b)
Indemnification Agreements	Section 7.5(a)
Interim Period	Section 6.1(a)
MD REIT Law	Recitals
MD Statutory Trust Law	Recitals
Merger	Recitals
Merger Consideration	Section 3.1(a)

Merger Effective Time	Section 2.3
Nasdaq	Section 3.2(e)
Parties	Preamble
Party	Preamble
Proposal Recipient	Section 7.3(b)
QRS	Section 4.1(b)
Qualifying REIT Income	Section 9.3(d)
Request Recipient	Section 7.3(a)
RMRM	Preamble
RMRM Board Recommendation	Recitals
RMRM Disclosure Letter	ARTICLE 5
RMRM Escrow Agreement	Section 9.3(d)
RMRM Files	Section 5.14(a)
RMRM Loans	Section 5.14(a)
RMRM Management Agreement	Section 7.16
RMRM Material Contract	Section 5.16(b)
RMRM Notes	Section 5.14(a)
RMRM Parties	Section 9.3(c)
RMRM Permits	Section 5.5(b)
RMRM Post-Merger Bylaws	Section 2.3
RMRM Post-Merger Charter	Section 2.3
RMRM SEC Documents	Section 5.6(a)
RMRM Tax Representation Letter	Section 6.2(b)
RMRM Terminating Breach	Section 9.1(d)(i)
SOX Act	Section 4.6(a)
Superior Proposal	Section 7.3(g)
Surviving Entity	Section 2.1
TRA Letter Agreement	Section 7.16
TRA Voting Agreement	Section 7.1(f)
Transfer Taxes	Section 7.15
TRMT	Preamble
TRMT Board Recommendation	Recitals
TRMT Book-Entry Shares	Section 3.1(a)
TRMT Certificates	Section 3.1(a)
TRMT Disclosure Letter	ARTICLE 4
TRMT Escrow Agreement	Section 9.3(e)
TRMT Files	Section 4.14(a)
TRMT Loans	Section 4.14(a)
TRMT Management Agreement	Section 7.16
TRMT Material Contract	Section 4.16(b)
TRMT Notes	Section 4.14(a)
TRMT Parties	Section 9.3(c)
TRMT Permits	Section 4.5(b)
TRMT SEC Documents	Section 4.6(a)
TRMT Tax Representation Letter	Section 6.1(b)
TRMT Terminating Breach	Section 9.1(c)(i)
TRS	Section 4.1(b)
Waiver Form	Section 3.4

Section 1.2         Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)               when a reference is made in this Agreement to an Article, Section or Exhibit, such reference is to an Article or Section of, or an Exhibit to, this Agreement;

(b)               the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)               whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d)               the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)               references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section;

(f)                all capitalized terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(g)               the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(h)               references to a Person are also to its successors and permitted assigns;

(i)                 the use of “or” is not intended to be exclusive; and

(j)                 all uses of currency or the symbol “$” in this Agreement refer to United States dollars.

ARTICLE 2

THE MERGER

Section 2.1            The Merger; Effects of the Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the MD Statutory Trust Law and the MD REIT Law, at the Merger Effective Time TRMT shall be merged with and into RMRM, whereupon the separate existence of TRMT will cease, with RMRM surviving the Merger under the name “Seven Hills Realty Capital” (RMRM, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”). The Merger shall have the effects provided in this Agreement and as specified in the MD Statutory Trust Law and MD REIT Law. Without limiting the generality of the foregoing, and subject thereto, from and after the Merger Effective Time, the Surviving Entity shall possess all properties, rights, privileges, powers and franchises of TRMT and RMRM, and all of the claims, obligations, liabilities, debts and duties of TRMT and RMRM shall become the claims, obligations, liabilities, debts and duties of the Surviving Entity.

Section 2.2            Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Sullivan & Worcester LLP, One Post Office Square, Boston, Massachusetts 02109 on a date that is the third (3rd) Business Day after all the conditions set forth in ARTICLE 8 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or valid waiver of such conditions at the Closing) shall have been satisfied or validly waived by the Party entitled to the benefit of such condition (subject to applicable Law), or at such other place or on such other date and such other time as may be mutually agreed upon by the Parties in writing (the actual date of Closing being referred to herein, the “Closing Date”).

Section 2.3            Merger Effective Time. On the Closing Date, the Parties shall cause articles of merger with respect to the Merger substantially in the form attached hereto as Exhibit B (the “Articles of Merger”) to be duly executed and filed with the Maryland SDAT in accordance with the MD Statutory Trust Law and the MD REIT Law and make any other filings, recordings or publications required to be made by either Party under the MD Statutory Trust Law or MD REIT Law in connection with the Merger. Pursuant to the Articles of Merger, RMRM shall adopt (i) a new declaration of trust substantially in the form of Exhibit C attached hereto (the “RMRM Post-Merger Charter”) which shall be duly executed and filed with the Maryland SDAT in accordance with the MD Statutory Trust Law and make any other filings, recordings or publications required to be made by RMRM and (ii) new bylaws substantially in the form of Exhibit D attached hereto (the “RMRM Post-Merger Bylaws”). The Merger shall become effective as of a date and time as shall be agreed to by TRMT and RMRM and specified in the Articles of Merger (such date and time the Merger becomes effective being hereinafter referred to as the “Merger Effective Time”).

Section 2.4            Governing Documents. The RMRM Post-Merger Charter and the RMRM Post-Merger Bylaws shall be the declaration of trust and the bylaws of the Surviving Entity, until thereafter amended, subject to Section 7.5, in accordance with applicable Law and the applicable provisions of the declaration of trust and the bylaws of the Surviving Entity.

Section 2.5            Trustees and Officers of the Surviving Entity. The trustees and officers of RMRM immediately prior to the Merger Effective Time shall continue to be the trustees and officers of the Surviving Entity immediately after the Merger Effective Time, each to serve until such time as his, her or their resignation or removal or such time as his, her or their successor shall be duly elected and qualified, in each case in accordance with the declaration of trust and the bylaws of the Surviving Entity.

Section 2.6            Tax Consequences. It is intended that, for United States federal income Tax purposes, the Merger shall qualify as a reorganization under, and within the meaning of, Section 368(a) of the Code, and that this Agreement be, and is hereby adopted as, a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code and Treasury Regulations Section 1.368-2(g).

ARTICLE 3

TREATMENT OF SECURITIES

Section 3.1            Treatment of Securities.

(a)               Treatment of TRMT Common Shares. Subject to Section 3.2(e), Section 3.3 and Section 3.5, at the Merger Effective Time, as a result of the Merger and without any action on the part of the Parties or any holder of any shares of beneficial interest of RMRM or TRMT, each Eligible Share issued and outstanding immediately prior to the Merger Effective Time shall be converted into the right to receive 0.52 of one (1) RMRM Common Share (subject to adjustment as set forth in Section 3.5, Section 6.1(a)(iii) and Section 6.2(a)(iii), as so adjusted, the “Exchange Ratio”) for each TRMT Common Share (the “Merger Consideration”), shall no longer be outstanding, shall be automatically cancelled and shall cease to exist, and each evidence of shares in book-entry form previously evidencing any Eligible Shares issued and outstanding immediately prior to the Merger Effective Time (the “TRMT Book-Entry Shares”) and each certificate previously representing any Eligible Shares issued and outstanding immediately prior to the Merger Effective Time (the “TRMT Certificates”), if any, shall thereafter represent only the right to receive the Merger Consideration and the right, if any, to receive pursuant to Section 3.2(e) cash in lieu of fractional shares into which such Eligible Shares have been converted pursuant to this Section 3.1(a) and any dividends or other distributions pursuant to Section 3.2(c) or Section 7.11.

(b)               Cancellation of Excluded Shares. Each TRMT Common Share issued and outstanding immediately prior to the Merger Effective Time that is held by any wholly owned TRMT Subsidiary, by RMRM or by any wholly owned RMRM Subsidiary (such TRMT Common Shares, collectively, the “Excluded Shares”) shall no longer be outstanding, shall automatically be cancelled without payment of any consideration therefor and shall cease to exist.

Section 3.2            Exchange of Certificates.

(a)               Exchange Agent. Immediately prior to the Merger Effective Time on the Closing Date, RMRM shall deposit or shall cause to be deposited with a nationally recognized financial institution or trust company selected by RMRM and reasonably acceptable to TRMT to serve as the exchange agent (the “Exchange Agent”), for the benefit of the holders of Eligible Shares, for exchange in accordance with this ARTICLE 3, (i) an aggregate number of duly authorized, validly issued and fully paid and non-assessable RMRM Common Shares to be issued in uncertificated or book-entry form comprising the number of RMRM Common Shares required to be issued pursuant to Section 3.1(a), and (ii) an aggregate amount of cash comprising a good faith estimate of the amount required to be delivered pursuant to Section 3.2(e). In addition, RMRM shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the Merger Effective Time, any dividends or other distributions, if any, to which the holders of Eligible Shares may be entitled pursuant to Section 3.2(c) with both a record and payment date after the Merger Effective Time and prior to the surrender of such Eligible Shares. Such RMRM Common Shares, cash in lieu of any fractional shares payable pursuant to Section 3.2(e) and the amount of any dividends or other distributions deposited with the Exchange Agent pursuant to this Section 3.2(a) are referred to collectively in this Agreement as the “Exchange Fund.” The Exchange Fund shall not be used for any purpose other than for the purpose provided for in this Agreement and shall be held in trust for the benefit of the holders of Eligible Shares, subject to Section 3.2(f). In the event that the Exchange Fund shall be insufficient to make the payments contemplated by this Section 3.2, RMRM shall promptly deposit, or cause to be deposited, additional funds with the Exchange Agent in an amount sufficient to make such payments. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by RMRM or the Surviving Entity. Interest and other income on the Exchange Fund shall be the sole and exclusive property of RMRM and the Surviving Entity and shall be paid to RMRM or the Surviving Entity as RMRM directs. No investment of the cash portion of the Exchange Fund shall relieve RMRM, the Surviving Entity or the Exchange Agent from making the payments required by this ARTICLE 3, and, following any losses from any such investment, RMRM shall promptly provide additional funds to the Exchange Agent to the extent necessary to satisfy RMRM’s obligations hereunder for the benefit of each holder of record of Eligible Shares at the Merger Effective Time, which additional funds will be deemed to be part of the Exchange Fund.

(b)               Exchange Procedures.

(i)                 Promptly after the Merger Effective Time (and in any event within five (5) Business Days thereafter), the Surviving Entity shall cause the Exchange Agent to mail a notice to each holder of record of Eligible Shares that are evidenced by a TRMT Certificate advising such holders of the effectiveness of the Merger, including (A) appropriate transmittal materials specifying that delivery shall be effected, and risk of loss and title to TRMT Certificates shall pass, only upon delivery of TRMT Certificates (or affidavits of loss in lieu of TRMT Certificates, as provided in Section 3.6) to the Exchange Agent, and (B) instructions for surrendering TRMT Certificates (or affidavits of loss in lieu of TRMT Certificates, as provided in Section 3.6) to the Exchange Agent in exchange for the Merger Consideration, cash in lieu of fractional RMRM Common Shares, if any, to be issued or paid in consideration therefor, and any dividends or other distributions, in each case, to which such holders are entitled pursuant to the terms of this Agreement. Payment of the Merger Consideration, cash in lieu of fractional RMRM Common Shares, if any, to be issued or paid in consideration therefor and any dividends or other distributions, in each case to which such holders are entitled pursuant to the terms of this Agreement with respect to TRMT Book-Entry Shares, shall be made promptly following the Merger Effective Time without any action on the part of the Person in whose name such TRMT Book-Entry Shares are registered.

(ii)              No interest will be paid or accrued on any amount payable upon due surrender of Eligible Shares, and any TRMT Certificate or ledger entry relating to TRMT Book-Entry Shares formerly representing TRMT Common Shares that have been so surrendered shall be cancelled by the Exchange Agent.

(iii)            In the event of a transfer of ownership of certificated Eligible Shares that is not registered in the transfer records of TRMT, the number of whole RMRM Common Shares that such holder is entitled to receive pursuant to Section 3.1(a), together with an amount (if any) of cash in immediately available funds or, if no wire transfer instructions are provided, a check, and in each case, after deducting any required Tax withholdings as provided in Section 3.3 in lieu of fractional shares to be paid upon due surrender of the TRMT Certificate pursuant to Section 3.2(e) and any dividends or other distributions in respect thereof in accordance with Section 3.2(c), may be issued or paid to such a transferee if the TRMT Certificate formerly representing such Eligible Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable transfer and other similar Taxes have been paid, in each case, in form and substance reasonably satisfactory to the Exchange Agent and the Surviving Entity. Until surrendered as contemplated by this Section 3.2(b), each TRMT Certificate and TRMT Book-Entry Share shall be deemed at any time at or after the Merger Effective Time to represent only the right to receive the Merger Consideration in accordance with this ARTICLE 3, any amount payable in cash in lieu of fractional shares in accordance with Section 3.2(e), and any dividends or other distributions in accordance with Section 3.2(c), in each case without interest.

(c)               Distributions with Respect to Unexchanged Shares. Whenever a dividend or other distribution is authorized by the RMRM Board and declared by RMRM in respect of RMRM Common Shares, the record date for which is after the Merger Effective Time, that declaration shall include dividends or other distributions in respect of all RMRM Common Shares issuable pursuant to this Agreement. With respect to Eligible Shares represented by a TRMT Certificate, no dividends or other distributions in respect of RMRM Common Shares shall be paid to any holder of any such Eligible Share until the TRMT Certificate (or affidavit of loss in lieu of the TRMT Certificate as provided in Section 3.6) is surrendered for exchange in accordance with this ARTICLE 3. Subject to applicable Laws, following such surrender, there shall be issued or paid to the holder of record of the whole RMRM Common Shares issued in exchange for Eligible Shares in accordance with this ARTICLE 3, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Merger Effective Time theretofore payable with respect to such whole RMRM Common Shares and not paid, and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole RMRM Common Shares with a record date after the Merger Effective Time but with a payment date subsequent to surrender.

(d)               Transfers. From and after the Merger Effective Time, there shall be no transfers on the share transfer books of TRMT of the TRMT Common Shares that were outstanding immediately prior to the Merger Effective Time. From and after the Merger Effective Time, the holders of TRMT Certificates or TRMT Book-Entry Shares outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such TRMT Common Shares, except as otherwise provided in this Agreement or by applicable Law. If, after the Merger Effective Time, TRMT Certificates or TRMT Book-Entry Shares are presented to the Surviving Entity for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(e)               No Fractional Shares. Notwithstanding any other provision of this Agreement to the contrary, no fractional RMRM Common Shares shall be issued upon the conversion of Eligible Shares pursuant to this Agreement. Any holder of Eligible Shares otherwise entitled to receive a fractional RMRM Common Share but for this Section 3.2(e) shall be entitled to receive, upon surrender of the applicable Eligible Shares, a cash payment, without interest, in lieu of any fractional share, in an amount rounded to the nearest whole cent equal to the product obtained by multiplying (i) the fractional share interest (rounded to the nearest thousandth when expressed in decimal form) to which such holder (after taking into account all TRMT Common Shares held at the Merger Effective Time by such holder) would otherwise be entitled by (ii) the average of the closing price on The Nasdaq Stock Market LLC (“Nasdaq”), as reported in The Wall Street Journal, for an RMRM Common Share for the five (5) consecutive full trading days ending on the last trading day immediately preceding the Closing Date. No holder of Eligible Shares shall be entitled by virtue of the right to receive cash in lieu of fractional RMRM Common Shares described in this Section 3.2(e) to any dividends, voting rights or any other rights in respect of any fractional RMRM Common Share. The payment of cash in lieu of fractional RMRM Common Shares is not a separately bargained-for consideration and solely represents a mechanical rounding-off of the fractions in the exchange.

(f)                Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to holders of Eligible Shares on the first (1st) anniversary of the Merger Effective Time shall be delivered to RMRM, upon demand, and any former holders of the TRMT Common Shares who have not theretofore complied with this ARTICLE 3 shall thereafter look only to RMRM for delivery of any RMRM Common Shares and any payment of cash and any dividends and other distributions in respect thereof payable or issuable pursuant to Section 3.1(a), Section 3.2(c) or Section 3.2(e), in each case, without any interest thereon and subject to applicable abandoned property, escheat or similar Laws.

(g)               No Liability. Notwithstanding anything in this Agreement to the contrary, none of the Surviving Entity, the Exchange Agent or any other Person shall be liable to any former holder of TRMT Common Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any portion of the Exchange Fund that remains undistributed to the holders of Eligible Shares immediately prior to the time at which the Exchange Fund would otherwise escheat to, or become property of, any Governmental Authority, shall, to the extent permitted by Law, become the property of RMRM, free and clear of all claims or interest of any Person previously entitled thereto.

Section 3.3            Withholding Rights. Each Person making any payment or vesting any property pursuant to this Agreement, or otherwise with respect to the Merger or the other Transactions, shall be entitled to deduct and withhold from any amounts or property otherwise paid, distributed or vested (or portions thereof) as it determines it is required to deduct and withhold with respect to the making of such payment or distribution, or vesting of such property, under the Code, and the rules and regulations promulgated thereunder, or any provision of applicable Law. In the case of any noncash payment or distribution or the vesting of any property, the applicable withholding party may collect the amount required to be withheld by reducing to cash for remittance to the appropriate Governmental Authority a sufficient portion of the property that the recipient would otherwise receive or own (or already owns), if the cash portion of any such payment or distribution is not sufficient to cover the withholding liability, all on behalf of the recipient Person, and the recipient Person will bear any brokerage or other costs for this withholding procedure. To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Authority by any Person, such withheld amounts shall be treated for all purposes of this Agreement as having been distributed, paid or otherwise included in income to the Person in respect of which such deduction and withholding was made. To the extent shares are reduced to cash to satisfy any withholding obligation, only a whole number of shares will be reduced to cash, and the Person in respect of which the deduction and withholding was made shall receive as of the Merger Effective Time the excess cash over the withholding obligation as a cash payment, without interest.

Section 3.4            Treatment of TRMT Equity Awards. To the extent not previously obtained, TRMT shall obtain (as soon as practicable following the date hereof and in any event prior to the Merger Effective Time) from each of TRMT’s executive officers and the other individuals set forth in Section 3.4 of the TRMT Disclosure Letter a waiver of such individual’s right to accelerated vesting of any unvested or partially vested TRMT Equity Awards held by such individual in connection with the Merger, in the form attached hereto as Exhibit E (the “Waiver Form”) and shall, following the date hereof, use reasonable efforts to cause the vesting of any other unvested or partially vested TRMT Equity Awards held by each other holder thereof not to accelerate in connection with the consummation of the Merger by having the holder thereof execute the Waiver Form. At the Merger Effective Time, each unvested or partially vested TRMT Equity Award shall be converted into an award with respect to a number of RMRM Common Shares (rounded down to the nearest whole share) equal to the product of (a) the Exchange Ratio multiplied by (b) the number of TRMT Common Shares subject to such unvested or partially vested TRMT Equity Award at the Merger Effective Time. Such award shall continue to be subject to the same vesting and other terms and conditions as were in effect immediately prior to the Merger Effective Time, except as specifically set forth in the Waiver Form or as otherwise amended. No fractional RMRM Common Shares shall be issued upon the conversion of TRMT Equity Awards pursuant to this Section 3.4. Any holder of TRMT Equity Awards otherwise entitled to receive a fractional RMRM Common Share but for this Section 3.4 shall be entitled to receive a cash payment in accordance with the provisions of Section 3.2(e), without duplication. Any cash payment pursuant to this Section 3.4 shall be subject to appropriate withholding for Taxes in accordance with Section 3.3, without duplication. As promptly as reasonably practicable following the date of this Agreement, and in any event prior to the Merger Effective Time, the TRMT Board (or an authorized committee thereof) shall, in consultation with RMRM, adopt such resolutions and take such other actions as the TRMT Board (or such committee) determines may be required to effect the provisions of this Section 3.4.

Any TRMT Equity Award that vests upon the consummation of the Merger shall, at the Merger Effective Time, receive the same treatment as Eligible Shares pursuant to this Agreement. Any vesting of such TRMT Equity Awards upon the consummation of the Merger shall be subject to appropriate withholding for Taxes in accordance with Section 3.3, without duplication, and holders thereof shall have the right to have RMRM Common Shares withheld to satisfy any Tax liability associated with such vesting.

Section 3.5            Adjustments to Prevent Dilution. If, at any time during the period between the date of this Agreement and the Merger Effective Time, (a) there is a change in the number of issued and outstanding TRMT Common Shares or the number of issued and outstanding RMRM Common Shares, or securities convertible or exchangeable into TRMT Common Shares or RMRM Common Shares in each case, as a result of a reclassification, stock split (including reverse stock split), stock dividend or stock distribution, recapitalization, merger, combination, exchange of shares, subdivision or other similar transaction, or (b) there shall have been declared on the RMRM Common Shares a share dividend, share distribution or share split (including reverse share split) with a record date prior to the Merger Effective Time, the Exchange Ratio shall be equitably adjusted to provide the holders of Eligible Shares and TRMT Equity Awards and RMRM with the same economic effect as contemplated by this Agreement prior to such event.

Section 3.6            Lost Certificates. If any TRMT Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such TRMT Certificate to be lost, stolen or destroyed and, if requested by RMRM in its reasonable discretion, the posting by such Person of a bond, in such reasonable amount as RMRM may direct, as indemnity against any claim that may be made against it with respect to such TRMT Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 3.2(f) or Section 3.2(g), the Surviving Entity) shall deliver, in exchange for such lost, stolen or destroyed TRMT Certificate, the RMRM Common Shares into which the TRMT Common Shares represented by such TRMT Certificate were converted pursuant to Section 3.1(a), any cash in lieu of fractional shares and any dividends and other distributions deliverable in respect thereof pursuant to this Agreement.

Section 3.7            Dissenters Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or any of the other Transactions.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF TRMT

Except (a) as set forth in the disclosure letter prepared by TRMT, with numbering corresponding to the numbering of this ARTICLE 4, delivered by TRMT to RMRM prior to the execution and delivery of this Agreement (the “TRMT Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of the TRMT Disclosure Letter shall be deemed disclosed with respect to any other section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent from the face of such disclosure (it being understood that to be so reasonably apparent it is not required that the other Sections be cross-referenced)); provided, that nothing in the TRMT Disclosure Letter is intended to broaden the scope of any representation or warranty of TRMT, and no reference to or disclosure of any item or other matter in the TRMT Disclosure Letter shall be construed as an admission or indication that (i) such item or other matter is material, (ii) such item or other matter is required to be referred to in the TRMT Disclosure Letter, or (iii) any breach or violation of applicable Laws or any contract, agreement, arrangement or understanding to which TRMT or any TRMT Subsidiary is a party exists or has actually occurred, or (b) as disclosed in the TRMT SEC Documents publicly available, filed with, or furnished to, as applicable, the SEC on or after January 1, 2018 and prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature, which in no event shall be deemed to be an exception to or disclosure for purposes of any representation or warranty set forth in this ARTICLE 4); provided, that the disclosure in such TRMT SEC Documents shall not be deemed to qualify any representation or warranty contained in Section 4.2, TRMT hereby represents and warrants to RMRM that:

Section 4.1            Organization and Qualification; Subsidiaries.

(a)               TRMT is a real estate investment trust duly organized, validly existing and in good standing under the Laws of the State of Maryland. TRMT has all requisite real estate investment trust power and authority to own its assets and to conduct its business as it is being conducted as of the date of this Agreement. TRMT is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its assets or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a TRMT Material Adverse Effect. The copies of the TRMT Governing Documents most recently filed with the TRMT SEC Documents are accurate and complete copies of such documents as in effect as of the date of this Agreement. TRMT is in compliance in all material respects with the terms of the TRMT Governing Documents.

(b)               Section 4.1(b) of the TRMT Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of the TRMT Subsidiaries, together with (i) the jurisdiction of organization or incorporation, as the case may be, of each TRMT Subsidiary, (ii) the type of and percentage of interest held, directly or indirectly, by TRMT or a TRMT Subsidiary in each TRMT Subsidiary, and (iii) the classification for United States federal income Tax purposes of each TRMT Subsidiary as a REIT, a qualified REIT subsidiary within the meaning of Section 856(i) of the Code or an entity that is disregarded as an entity separate from its owner under Treasury Regulations Section 301.7701-3 (in either case, a “QRS”), a taxable REIT subsidiary within the meaning of Section 856(l) of the Code (a “TRS”), or a partnership. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a TRMT Material Adverse Effect, each TRMT Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its organization or incorporation, as the case may be, and has the requisite organizational power and authority to own its assets and to conduct its business as it is being conducted as of the date of this Agreement. Each TRMT Subsidiary is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the assets owned by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a TRMT Material Adverse Effect. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a TRMT Material Adverse Effect, each TRMT Subsidiary is in compliance with the terms of its respective TRMT Subsidiary Governing Documents.

(c)               Neither TRMT nor any TRMT Subsidiary directly or indirectly owns any interest or investment (whether equity or debt) in any Person, other than (i) in TRMT Subsidiaries, (ii) the TRMT Loans, and (iii) investments in short-term investment securities.

Section 4.2            Capitalization.

(a)               As of the date of this Agreement, (i) the authorized shares of beneficial interest of TRMT consist of 25,000,000 TRMT Common Shares, (ii) 8,305,911 TRMT Common Shares are issued and outstanding, and (iii) (A) 29,689 TRMT Common Shares are reserved for future issuance under the TRMT Equity Compensation Plan, and (B) if the TRMT A&R Equity Compensation Plan is approved by the holders of TRMT Common Shares at the TRMT 2021 annual meeting of shareholders, 582,500 TRMT Common Shares will be reserved for future issuance under the TRMT A&R Equity Compensation Plan.

(b)               (i) All of the issued and outstanding TRMT Common Shares are duly authorized, validly issued, fully paid and non-assessable and no holder of any class or series of shares of beneficial interest of TRMT is entitled to preemptive rights; (ii) all TRMT Common Shares reserved for future issuance as noted in Section 4.2(a)(iii), shall be, when issued in accordance with the terms and conditions of the TRMT Equity Compensation Plan or, if approved by the holders of TRMT Common Shares at the TRMT 2021 annual meeting of shareholders, the TRMT A&R Equity Compensation Plan, as applicable, and any instruments pursuant to which they are issuable, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights; and (iii) there are no outstanding bonds, debentures, notes or other Indebtedness of TRMT or any TRMT Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of TRMT Common Shares may vote.

(c)               All of the outstanding shares of capital stock of each TRMT Subsidiary that is a corporation are duly authorized, validly issued, fully paid and non-assessable. All equity interests in each TRMT Subsidiary that is a limited liability company are duly authorized and validly issued. TRMT owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each TRMT Subsidiary free and clear of all Liens other than statutory or other Liens for Taxes or assessments which are not yet due or delinquent or the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, as required.

(d)               There are no outstanding subscriptions, securities, options, restricted stock units, dividend equivalent rights, warrants, calls, rights, profits interests, share appreciation rights, phantom shares, convertible securities, rights of first refusal, preemptive rights or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which TRMT or any TRMT Subsidiary is a party or by which any of them is bound obligating TRMT or any TRMT Subsidiary to (i) issue, deliver, transfer, sell or create, or cause to be issued, delivered, transferred, sold or created, additional shares of beneficial interest or capital stock or other equity interests, or phantom shares or other contractual rights, the value of which is determined in whole or in part by the value of any equity security of TRMT or any TRMT Subsidiary, or securities convertible into or exchangeable for such shares of beneficial interest or capital stock or other equity interests, (ii) issue, grant, extend or enter into any such subscriptions, securities, options, restricted stock units, dividend equivalent rights, warrants, calls, rights, profits interests, share appreciation rights, phantom shares, convertible securities, rights of first refusal, preemptive rights or other similar rights, agreements, arrangements, undertakings or commitments, or (iii) redeem, repurchase or otherwise acquire any such shares of beneficial interest or capital stock or other equity interests of TRMT or any TRMT Subsidiary.

(e)               Neither TRMT nor any TRMT Subsidiary is a party to or bound by, any agreements or understandings concerning the voting (including voting trusts and proxies) of any shares of beneficial interest or capital stock or other equity interests of TRMT or any TRMT Subsidiary.

(f)                Except as set forth in Section 4.2(f) of the TRMT Disclosure Letter, neither TRMT nor any TRMT Subsidiary is under any obligation, contingent or otherwise, by reason of any contract to register the offer and sale or resale of any of its securities under the Securities Act.

Section 4.3            Authority.

(a)               TRMT has the requisite real estate investment trust power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the TRMT Shareholder Approval, to consummate the Merger and the other Transactions to which TRMT is a party. Subject to receipt of the TRMT Shareholder Approval and the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the Maryland SDAT, the execution, delivery and performance of this Agreement by TRMT, and the consummation by TRMT of the Merger and the other Transactions to which TRMT is a party, have been duly and validly authorized by all necessary real estate investment trust action on the part of TRMT, and no other real estate investment trust proceedings on the part of TRMT are necessary to authorize this Agreement or the Merger or to consummate the Merger or the other Transactions to which TRMT is a party. This Agreement has been duly executed and delivered by TRMT, and assuming due authorization, execution and delivery by RMRM, constitutes a legally valid and binding obligation of TRMT, enforceable against TRMT in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Neither TRMT nor to the Knowledge of TRMT any of its “affiliates” (as defined in Section 3-601 of the MGCL) is, or at any time during the last five (5) years has been, an “interested stockholder” (as defined in Section 3-601 of the MGCL) of RMRM.

(b)               The TRMT Board, at a duly called and held meeting, has unanimously (i) duly and validly authorized the execution and delivery of this Agreement and approved, adopted and declared advisable this Agreement, the Merger and the other Transactions to which TRMT is a party, (ii) directed that the Merger and the other Transactions to which TRMT is a party be submitted for consideration at the TRMT Shareholder Meeting, and (iii) resolved to recommend that the holders of the TRMT Common Shares vote in favor of approval of the Merger and the other Transactions to which TRMT is a party and to include such recommendation in the Joint Proxy Statement, which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 7.3.

Section 4.4            No Conflict; Required Filings and Consents.

(a)               The execution, delivery and performance of this Agreement by TRMT, and the consummation by TRMT of the Merger and the other Transactions to which it is a party, do not and will not (i) assuming receipt of the TRMT Shareholder Approval, conflict with or violate any provision of any TRMT Governing Documents, (ii) assuming receipt of the TRMT Shareholder Approval, conflict with or violate any provision of any TRMT Subsidiary Governing Documents, (iii) assuming that all consents, approvals, authorizations and permits described in Section 4.4(b) have been obtained, all filings and notifications described in Section 4.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to TRMT or any TRMT Subsidiary or by which any asset of TRMT or any TRMT Subsidiary is bound, or (iv) except as set forth in Section 4.4(a)(iv) of the TRMT Disclosure Letter, require any notice, consent or approval under, result in any breach of any obligation or any loss of any benefit or increase in any cost or obligations of TRMT or any TRMT Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any asset of TRMT or any TRMT Subsidiary pursuant to any note, bond, debt instrument, indenture, contract, agreement, license, permit or other legally binding obligation to which TRMT or any TRMT Subsidiary is a party except, as to clauses (ii), (iii) and (iv) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had, and would not reasonably be expected to have, a TRMT Material Adverse Effect.

(b)               The execution, delivery and performance of this Agreement by TRMT, and the consummation by TRMT of the Merger and the other Transactions to which it is a party, do not and will not, require any consent, approval, waiting period expiration or termination, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Joint Proxy Statement and, with respect to RMRM, the Form S-4, and the declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement, the Merger and the other Transactions, (ii) any filings required by any state securities or “blue sky” Laws, (iii) any filings required under the rules and regulations of Nasdaq, (iv) the filing of the Articles of Merger with, and the acceptance of the Articles of Merger for record by, the Maryland SDAT, (v) such filings as may be required in connection with state and local Transfer Taxes, and (vi) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had, and would not reasonably be expected to have, a TRMT Material Adverse Effect.

Section 4.5            Compliance with Laws; Permits.

(a)               Since January 1, 2018: (i) TRMT and each TRMT Subsidiary has complied and is in compliance with all (A) Laws (including Environmental Laws) applicable to TRMT and any TRMT Subsidiary or by which any asset of TRMT or any TRMT Subsidiary is bound, and (B) TRMT Permits, and (ii) no notice, charge or assertion has been received by TRMT or any TRMT Subsidiary or, to the Knowledge of TRMT, is threatened against TRMT or any TRMT Subsidiary, alleging any non-compliance with any such Laws, except in the case of each of clauses (i) and (ii) for such instances of non-compliance that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a TRMT Material Adverse Effect. Notwithstanding anything to the contrary in this Section 4.5(a), the provisions of Section 4.5(a)(i)(A) and Section 4.5(a)(ii) shall not apply to Laws addressed in Section 4.10, Section 4.11 and Section 4.13.

(b)               TRMT and each TRMT Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy necessary for TRMT and each TRMT Subsidiary to own its assets or to carry on its respective business substantially as it is being conducted as of the date hereof (“TRMT Permits”), and all such TRMT Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any such TRMT Permits, individually or in the aggregate, has not had, and would not reasonably be expected to have, a TRMT Material Adverse Effect. Neither TRMT nor any TRMT Subsidiary has received any written claim or notice that TRMT or any TRMT Subsidiary is currently not in compliance with the terms of any such TRMT Permits, except where the failure to be in compliance with the terms of any such TRMT Permits, individually or in the aggregate, has not had, and would not reasonably be expected to have, a TRMT Material Adverse Effect.

Section 4.6            TRMT SEC Documents and Financial Statements.

(a)               TRMT has filed with or furnished to (as applicable) the SEC all forms, documents, statements, schedules, reports, registration statements, prospectuses and other documents required to be filed or furnished (as applicable) by it since and including January 1, 2018 under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, the “SOX Act”) (such documents, as have been amended since the time of their filing, collectively, the “TRMT SEC Documents”). No TRMT Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act. As of their respective filing dates, the TRMT SEC Documents did not (or with respect to the TRMT SEC Documents filed after the date of this Agreement, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (except to the extent such statements have been modified or superseded by later TRMT SEC Documents filed or furnished (as applicable) by TRMT prior to the date of this Agreement) and complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the SOX Act and the applicable rules and regulations of the SEC thereunder. As of the date of this Agreement, (i) there are no outstanding or unresolved comments from the SEC with respect to any TRMT SEC Document, (ii) to the Knowledge of TRMT, no TRMT SEC Document is the subject of ongoing SEC review, and (iii) to the Knowledge of TRMT, there are no internal investigations, SEC inquiries or investigations or other governmental inquiries or investigations pending or threatened with respect to TRMT.

(b)               At all applicable times, TRMT has complied in all material respects with the applicable provisions of the SOX Act and the rules and regulations thereunder, as amended from time to time, and the applicable listing and corporate governance rules of Nasdaq.

(c)               The consolidated financial statements of TRMT and the TRMT Subsidiaries included, or incorporated by reference, in the TRMT SEC Documents filed prior to the date of this Agreement, including the related notes and schedules, complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X promulgated under the Exchange Act) and fairly presented, in all material respects (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), the consolidated financial position of TRMT and the TRMT Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of TRMT and the TRMT Subsidiaries for the periods presented therein, in each case, except to the extent such financial statements have been modified or superseded by later TRMT SEC Documents filed and publicly available prior to the date of this Agreement.

(d)               Neither TRMT nor any TRMT Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement, including any contract relating to any transaction or relationship between or among TRMT or any TRMT Subsidiary, on the one hand, and any other Affiliate of TRMT or any TRMT Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act) where the result, purpose or effect is to avoid disclosure of any material transaction involving, or material liabilities of, TRMT or any TRMT Subsidiary in TRMT’s or any such TRMT Subsidiary’s audited financial statements or other TRMT SEC Documents.

(e)               Neither TRMT nor any TRMT Subsidiary has outstanding (nor has arranged or modified since the enactment of the SOX Act) any “extensions of credit” (within the meaning of Section 402 of the SOX Act) to trustees, directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of TRMT or any TRMT Subsidiary. TRMT is in compliance with all applicable provisions of the SOX Act, except for any non-compliance that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a TRMT Material Adverse Effect.

(f)                TRMT has established and maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of TRMT and the TRMT Subsidiaries are being made only in accordance with authorizations of TRMT management and the TRMT Board (or an authorized committee thereof), and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of TRMT’s and each TRMT Subsidiary’s assets that could have a material effect on TRMT’s consolidated financial statements. TRMT has disclosed, based on its most recent evaluation of such internal control over financial reporting prior to the date of this Agreement, to TRMT’s auditors and the audit committee of the TRMT Board (x) any significant deficiency and material weakness in the design or operation of TRMT’s internal control over financial reporting that is reasonably likely to adversely affect TRMT’s ability to record, process, summarize or report financial information, and (y) any fraud, whether or not material, that involves TRMT management. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in the auditing standards of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

(g)               TRMT’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by TRMT in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to TRMT management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer(s) and principal financial officer of TRMT required under the Exchange Act with respect to such reports. TRMT management has completed an assessment of the effectiveness of TRMT’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable TRMT SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

Section 4.7            Absence of Certain Changes. From December 31, 2020 through the date of this Agreement, (a) TRMT and each TRMT Subsidiary has conducted its business in all material respects in the Ordinary Course of Business, and (b) there has not been any TRMT Material Adverse Effect.

Section 4.8            No Undisclosed Liabilities. There are no liabilities of TRMT or any TRMT Subsidiary of any nature (whether accrued, absolute, contingent or otherwise) required under GAAP to be set forth on a consolidated balance sheet of TRMT or in the notes thereto, other than: (a) liabilities reflected or reserved against as required by GAAP on TRMT’s consolidated balance sheet (including the notes thereto) included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020, (b) liabilities incurred in connection with or as a result of this Agreement, the Merger or the other Transactions, (c) liabilities for future performance under any contracts to which TRMT or any TRMT Subsidiary is a party or bound, or (d) liabilities incurred in the Ordinary Course of Business since December 31, 2020, except for any such liabilities that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a TRMT Material Adverse Effect.

Section 4.9            Litigation. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a TRMT Material Adverse Effect, as of the date of this Agreement (a) there is no Action pending or, to the Knowledge of TRMT, threatened against TRMT or any TRMT Subsidiary or any trustee, director or officer thereof or assets owned thereby, and (b) neither TRMT nor any TRMT Subsidiary is subject to any outstanding Order of any Governmental Authority.

Section 4.10        Taxes.

(a)               TRMT and each TRMT Subsidiary has duly and timely filed (or has had duly and timely filed on each of their behalf) with the appropriate Governmental Authority all Tax Returns required to be filed by them, taking into account any applicable extensions of time within which to file such Tax Returns, and all such Tax Returns were true and complete. TRMT and each TRMT Subsidiary has duly and timely paid in full (or there has been duly and timely paid in full on their behalf), or made adequate provisions for, all amounts of Taxes required to be paid by them, whether or not shown (or required to be shown) on any Tax Return.

(b)               TRMT: (i) for each of its taxable years commencing with its taxable year ended December 31, 2017, and through and including its taxable year ended December 31, 2020 (and, if the Closing Date occurs after December 31, 2021, through and including its taxable year ending December 31, 2021) has qualified for taxation as a REIT; (ii) has been organized and has operated since the end of its most recent taxable year until the date hereof in a manner consistent with the requirements for qualification for taxation as a REIT under the Code and has not taken or omitted to take any action that could reasonably be expected to result in loss of its qualification for taxation as a REIT or a successful challenge by the IRS or any other Governmental Authority to its qualification for taxation as a REIT under the Code; and (iii) intends to continue to operate in such a manner as to qualify for taxation as a REIT under the Code for its taxable year that will end on the date of the Merger. No challenge to TRMT’s qualification for taxation as a REIT is pending or, to the Knowledge of TRMT, has been threatened.

(c)               There are no current material audits, examinations or other proceedings pending with regard to any Taxes of TRMT or the TRMT Subsidiaries. TRMT and the TRMT Subsidiaries have not received a written notice or announcement of any audits or proceedings.

(d)               Each TRMT Subsidiary and each other entity in which TRMT holds, directly or indirectly an interest (other than solely through one or more TRSs) that is a partnership, joint venture or limited liability company and that has not elected to be a TRS has been since its formation treated for United States federal income Tax purposes as a partnership or QRS, as the case may be, and not as a corporation or an association taxable as a corporation, a publicly traded partnership taxable as a corporation, or a taxable mortgage pool. Each TRMT Subsidiary and each other entity in which TRMT holds, directly or indirectly an interest (other than solely through one or more TRSs) that is a corporation for United States federal income Tax purposes, either (i) qualifies as a QRS, (ii) has jointly elected with TRMT to be treated as a TRS under Section 856(l)(1) of the Code effective as of the later of the date such TRMT Subsidiary or other entity was formed or the date such TRMT Subsidiary or other entity was acquired (directly or indirectly) by TRMT, (iii) is an automatic TRS under Section 856(l)(2) of the Code that has filed an IRS Form 8875 or has been listed as an automatic TRS thereon, or (iv) is a REIT.

(e)               Neither TRMT nor any TRMT Subsidiary holds, directly or indirectly, any asset the disposition of which would be subject to (or to rules similar to) Sections 337(d) or 1374 of the Code (including through application of Treasury Regulations Section 1.337(d)-7), nor has any of them disposed of any such asset during its current taxable year.

(f)                Each of TRMT and each TRMT Subsidiary has complied with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 1472, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and has duly and timely withheld and, in each case, has paid over to the appropriate Governmental Authorities all amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(g)               There are no TRMT Tax Protection Agreements in force at the date of this Agreement, and no Person has raised in writing, or to the Knowledge of TRMT threatened to raise, a claim against TRMT or any TRMT Subsidiary for any breach of any TRMT Tax Protection Agreement or a claim that the Merger or the other Transactions will give rise to any liability or obligation to make any payment under any TRMT Tax Protection Agreement.

(h)               There are no Liens for Taxes upon any assets of TRMT or any TRMT Subsidiary except for the TRMT Permitted Liens.

(i)                 There are no Tax allocation, indemnity, or sharing agreements or similar arrangements with respect to or involving TRMT or any TRMT Subsidiary, other than (i) agreements or arrangements solely by or among two or more of TRMT or any of the TRMT Subsidiaries, or (ii) customary indemnification provisions contained in credit or other commercial agreements (which agreements do not primarily relate to Taxes). After the Closing Date, neither TRMT nor any TRMT Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date, other than customary provisions of commercial or credit agreements (which agreements do not primarily relate to Taxes and which were entered into in the Ordinary Course of Business).

(j)                 Neither TRMT nor any TRMT Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(k)               Neither TRMT nor any TRMT Subsidiary has been (i) a “distributing corporation” or a “controlled corporation” (within the meaning of Treasury Regulations Section 1.337(d)-7(f)(2)), or (ii) a member of a “separate affiliated group” of a “distributing corporation” or a “controlled corporation” (all within the meaning of Section 355 of the Code), in each case in a distribution of shares qualifying or intended to qualify for tax-free treatment under Sections 355 or 356 of the Code (x) since December 7, 2015, or (y) which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger or the other Transactions.

(l)                As of December 31 of each taxable year of TRMT from and since TRMT’s taxable year ended December 31, 2017, and as of the date hereof, neither TRMT nor any TRMT Subsidiary (other than TRSs) had, or has, any current or accumulated earnings and profits attributable to TRMT or any other corporation accumulated in any non-REIT year within the meaning of Section 857 of the Code.

(m)             Since TRMT’s formation, TRMT has not incurred any liability for Taxes under Sections 856(c)(7), 857(b), 857(f), 860(c) or 4981 of the Code which has not been previously paid. TRMT has not engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code or any transaction that would give rise to “redetermined rents”, “redetermined deductions”, “excess interest”, or “redetermined TRS service income” as each is described in Section 857(b)(7) of the Code. No event has occurred, and no condition or circumstance exists, which presents a risk that any amount of Tax described in the previous sentence will be imposed upon TRMT or any TRMT Subsidiary.

(n)              No deficiency for Taxes of TRMT or any TRMT Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of TRMT, threatened, by any Governmental Authority, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, as required. Neither TRMT nor any TRMT Subsidiary (i) has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any Tax that has not since expired; (ii) currently is the beneficiary of any extension of time within which to file any Tax Return that remains unfiled; (iii) has in the past three (3) years received a written claim by any Governmental Authority in any jurisdiction where any of them does not file Tax Returns or pay any Taxes that it is or may be subject to Tax by that jurisdiction, or (iv) has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(o)               Neither TRMT nor any TRMT Subsidiary will be required for Tax purposes to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date, taking into account the Merger and the other Transactions, as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction made or entered into on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; or (v) election under Section 108(i) of the Code.

(p)               Neither TRMT nor any TRMT Subsidiary has requested, has received or is subject to any written ruling of a Governmental Authority or has entered into any written agreement with a Governmental Authority with respect to any Taxes that is still in effect.

(q)                 Neither TRMT nor any TRMT Subsidiary (i) has been a member of an affiliated group filing a consolidated United States federal income Tax Return, or (ii) has any liability for the Taxes of any Person (other than TRMT or any TRMT Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, or otherwise.

(r)                To the Knowledge of TRMT, there is no fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(s)               With respect to TRMT’s taxable year ending at the Merger Effective Time, taking into account, without limitation, all distributions to be made by TRMT prior to the day of the Merger, (i) TRMT will have distributed amounts to its respective shareholders equal to or in excess of the amount required to be distributed pursuant to Section 857(a) of the Code, and (ii) TRMT will not be subject to Tax under Sections 857(b) or 4981 of the Code.

Section 4.11        Labor and Other Employment Matters; Employee Benefit Plans.

(a)               Neither TRMT nor any TRMT Subsidiary has any common law employees.

(b)              Except for the TRMT Equity Compensation Plan and, if approved by the holders of TRMT Common Shares at the TRMT 2021 annual meeting of shareholders, the TRMT A&R Equity Compensation Plan, neither TRMT, nor any TRMT Subsidiary nor any ERISA Affiliate of TRMT (i) maintains, or is required to maintain, any Benefit Plans, (ii) has ever been required to maintain or sponsor any Benefit Plans, or (iii) can reasonably be expected to have any liability with respect to any Benefit Plan with respect to periods prior to the Closing, except as, individually or in the aggregate, does not have, and would not reasonably be expected to have, a TRMT Material Adverse Effect.

Section 4.12        Information Supplied.

(a)               None of the information supplied or to be supplied in writing by or on behalf of TRMT or any TRMT Subsidiary for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to the holders of TRMT Common Shares and the holders of the RMRM Common Shares, at the time of the TRMT Shareholder Meeting and the RMRM Shareholder Meeting, at the time the Form S-4 is declared effective by the SEC or at the Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that TRMT is responsible for filing with the SEC in connection with this Agreement, the Merger and the other Transactions, to the extent relating to TRMT or any TRMT Subsidiary or other information supplied by or on behalf of TRMT or any TRMT Subsidiary for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Authority (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein.

(b)               Notwithstanding anything to the contrary in this Section 4.12, and for the avoidance of doubt, TRMT makes no representation or warranty with respect to statements made or incorporated, or omissions, in the Form S-4 or the Joint Proxy Statement to the extent that such statements or omissions are based upon information supplied to TRMT by or on behalf of RMRM.

Section 4.13        Intellectual Property; Security Breaches.

(a)             Except as would not reasonably be expected to have, individually or in the aggregate, a TRMT Material Adverse Effect, (a) TRMT, the TRMT Subsidiaries or The RMR Group LLC own or license or otherwise possess valid rights to use all TRMT Intellectual Property used in the conduct the business of TRMT and the TRMT Subsidiaries as it is currently conducted, (b) to the Knowledge of TRMT, the conduct of the business of TRMT and the TRMT Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person, (c) there are no pending or, to the Knowledge of TRMT, threatened claims with respect to any of the TRMT Intellectual Property rights owned by TRMT or any TRMT Subsidiary, and (d) to the Knowledge of TRMT, no Person is currently infringing or misappropriating TRMT Intellectual Property. TRMT and the TRMT Subsidiaries have taken reasonable measures to protect the confidentiality of trade secrets used in the businesses of each of TRMT and the TRMT Subsidiaries as presently conducted, except where failure to do so would not reasonably be expected to have, individually or in the aggregate, a TRMT Material Adverse Effect.

(b)               Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a TRMT Material Adverse Effect, to the Knowledge of TRMT, neither TRMT nor any TRMT Subsidiary has, in the two (2) year period prior to the date hereof, experienced any breach of the security of its information technology systems, or any personal or other sensitive information in its possession or under its control.

Section 4.14        TRMT Loans.

(a)               TRMT or a TRMT Subsidiary is the sole owner of each of the loans set forth in Section 4.14(a) of the TRMT Disclosure Letter (collectively, the “TRMT Loans”) and is the sole owner or beneficiary of or under any related notes (“TRMT Notes”), deeds of trust, mortgages, security agreements, guaranties, indemnities, financing statements, assignments, endorsement, bonds, letters of credit, accounts, insurance contracts and policies, credit reports, appraisals, escrow documents, loan files, servicing files and all other documents evidencing or securing the TRMT Loans (collectively, the “TRMT Files”), in each case, free and clear of any Liens, except for TRMT Permitted Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a TRMT Material Adverse Effect.

(b)              Each TRMT Loan is subject only to “Permitted Exceptions” which consist of the following: (A) TRMT Permitted Liens; (B) Liens affecting title acceptable to prudent mortgage lending institutions generally; (C) rights of tenants with no options to purchase or rights of first refusal to purchase, except as disclosed in the TRMT Files that have been made available to RMRM; and (D) other matters which would not reasonably be expected to have, individually or in the aggregate, a TRMT Material Adverse Effect.

(c)               Each of the TRMT Loans has generally been serviced in accordance with industry accepted servicing practices, except for events that would not reasonably be expected to have, individually or in the aggregate, a TRMT Material Adverse Effect.

(d)              There is no delinquency in the payments of principal and interest required to be made under the terms of any TRMT Loan in excess of thirty (30) days beyond the applicable due date that has occurred or in any other payments required to be made under the terms of any TRMT Loan (inclusive of any applicable grace or cure period) that would reasonably be expected to have, individually or in the aggregate, a TRMT Material Adverse Effect.

(e)              (i) TRMT has not received any written notice asserting any offset, defense (including the defense of usury), claim (including claims of lender liability), counterclaim or right to rescission with respect to, and TRMT has not received any written request by any borrower for relief from any obligation under, any TRMT Loan, TRMT Note or other related agreements, (ii) there exists no uncured monetary default in excess of thirty (30) days or event of acceleration existing under any TRMT Loan or the related TRMT Note, and (iii) there exists no uncured non-monetary default, breach, violation or event of acceleration existing beyond the applicable grace or cure period under any TRMT Loan or the related TRMT Note, except, in each case, for notices, violations, breaches, defaults or events of acceleration that would not reasonably be expected to have, individually or in the aggregate, a TRMT Material Adverse Effect.

Section 4.15       Real Property. Neither TRMT nor any TRMT Subsidiary owns any real property or has leased or subleased any real property and does not have any obligation to pay any rent or other fees for any real property other than as and to the extent disclosed in the TRMT SEC Documents.

Section 4.16        Material Contracts.

(a)               Except for (i) this Agreement, (ii) contracts filed as exhibits to the TRMT SEC Documents filed prior to the date hereof, (iii) contracts related to the TRMT Loans, (iv) contracts entered pursuant to the TRMT Repurchase Agreement to finance the purchase price of assets or refinance TRMT’s repurchase obligations pursuant to the TRMT Repurchase Agreement, in each case in the Ordinary Course of Business, and (v) contracts that (A) will be fully performed and satisfied as of or prior to Closing, or (B) are by and among only TRMT and any wholly owned TRMT Subsidiary or among wholly owned TRMT Subsidiaries, Section 4.16(a) of the TRMT Disclosure Letter sets forth a list of each contract, oral or written, to which TRMT or any TRMT Subsidiary is a party or by which any of them or any of their assets are bound (other than TRMT Permitted Liens) which, as of the date hereof:

(i)              is required to be filed with the SEC pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K under the Securities Act;

(ii)              is required to be described pursuant to Item 404 of Regulation S-K under the Securities Act;

(iii)            obligates TRMT or any TRMT Subsidiary to make any non-contingent expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations);

(iv)            contains any material non-compete or material exclusivity provisions with respect to any line of business or geographic area with respect to TRMT or any TRMT Subsidiary, or, upon consummation of the Merger and the other Transactions, RMRM or RMRM Subsidiaries, or which materially restricts the conduct of any business conducted by TRMT or any TRMT Subsidiary or any geographic area in which TRMT or any TRMT Subsidiary may conduct business;

(v)              obligates TRMT or any TRMT Subsidiary to indemnify any past or present trustees, directors, officers, employees and agents of TRMT or any TRMT Subsidiary pursuant to which TRMT or any TRMT Subsidiary is the indemnitor, other than any TRMT Governing Documents or any TRMT Subsidiary Governing Documents;

(vi)           evidences Indebtedness of TRMT or any TRMT Subsidiary to any Person, or any guaranty thereof, in excess of $2,000,000;

(vii)          is a settlement, conciliation, or similar contract that imposes any material monetary or non-monetary obligations upon TRMT or any TRMT Subsidiary after the date of this Agreement;

(viii)        (A) requires TRMT or any TRMT Subsidiary to dispose of or acquire assets, or (B) involves any pending or contemplated merger, consolidation or similar business combination transaction;

(ix)           relates to a joint venture, partnership, strategic alliance or similar arrangement that is material to TRMT or relates to or involves a sharing of a material amount of revenues, profits, losses, costs or liabilities by TRMT or any TRMT Subsidiary with any Person;

(x)            contains restrictions on the ability of TRMT or any TRMT Subsidiary to pay dividends or other distributions (other than pursuant to any TRMT Governing Documents or any TRMT Subsidiary Governing Documents);

(xi)           is material to TRMT and is with a Governmental Authority; or

(xii)          constitutes a loan to any Person (other than a wholly owned TRMT Subsidiary) by TRMT or any TRMT Subsidiary.

(b)               Each contract in any of the categories set forth in Section 4.16(a)(i) through (xii) to which TRMT or any TRMT Subsidiary is a party or by which it is bound as of the date hereof, including any contracts filed as exhibits to the TRMT SEC Documents prior to the date hereof, is referred to herein as a “TRMT Material Contract.”

(c)             Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a TRMT Material Adverse Effect: (i) each TRMT Material Contract is legal, valid, binding and enforceable on TRMT and each TRMT Subsidiary that is a party thereto and, to the Knowledge of TRMT, each other party thereto, and is in full force and effect, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law); (ii) TRMT and each TRMT Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each TRMT Material Contract and, to the Knowledge of TRMT, each other party thereto has performed all obligations required to be performed by it under such TRMT Material Contract prior to the date hereof; and (iii) neither TRMT nor any TRMT Subsidiary, nor, to the Knowledge of TRMT, any other party thereto, is in material breach or violation of, or default under, any TRMT Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any TRMT Material Contract. Neither TRMT nor any TRMT Subsidiary has received written notice of any violation or default under any TRMT Material Contract, except for violations or defaults that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a TRMT Material Adverse Effect. Neither TRMT nor any TRMT Subsidiary has received written notice of termination under any TRMT Material Contract, and, to the Knowledge of TRMT, no party to any TRMT Material Contract has threatened to cancel any TRMT Material Contract, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a TRMT Material Adverse Effect.

Section 4.17             Insurance. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a TRMT Material Adverse Effect: (i) all current, material insurance policies of TRMT and any TRMT Subsidiaries are in full force and effect, (ii) all premiums payable under any such insurance policy prior to the date of this Agreement have been duly paid to date, and (iii) as of the date of this Agreement, no written notice of cancellation or termination has been received by TRMT or any TRMT Subsidiary with respect to any such insurance policy.

Section 4.18              Opinion of Financial Advisor. The TRMT Special Committee has received the opinion of Citigroup Global Markets Inc. to the effect that, as of the date of such opinion and based upon and subject to the assumptions, qualifications, limitations and other matters set forth in such opinion, the Exchange Ratio of 0.52 of one (1) RMRM Common Share for each TRMT Common Share provided for pursuant to this Agreement is fair, from a financial point of view, to the holders of TRMT Common Shares (other than, as applicable, RMRM and its affiliates).

Section 4.19             Brokers. Except for the fees and expenses to be paid to Citigroup Global Markets Inc., which shall be paid by TRMT, no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of TRMT or any TRMT Subsidiary.

Section 4.20              Approval Required. With respect to TRMT, the TRMT Shareholder Approval is the only vote of the holders of any class or series of shares of beneficial interest of TRMT necessary to approve the Merger and the other Transactions.

Section 4.21              Investment Company Act. Neither TRMT nor any TRMT Subsidiary, is, or at the Merger Effective Time will be, or will be required to be, registered as an investment company under the Investment Company Act.

Section 4.22             Takeover Statutes. Assuming the accuracy of the representations and warranties set forth in Section 5.3, the Merger and the other Transactions either (i) will not trigger any higher vote requirement under, or be prohibited by, the terms of the Takeover Statutes, or (ii) TRMT or the TRMT Board has taken all necessary steps to exempt the Merger and the other Transactions from the Takeover Statutes.

Section 4.23             No Other Representations or Warranties. Except for the representations and warranties set forth in this ARTICLE 4 or in any closing certificate delivered by TRMT pursuant to ARTICLE 8, RMRM acknowledges that neither TRMT nor any Person acting on its behalf has made or makes any express or implied representation or warranties. RMRM acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the Merger and the other Transactions it has relied solely upon the express representations and warranties of TRMT set forth in this ARTICLE 4 and in any closing certificate delivered by TRMT pursuant to ARTICLE 8.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF RMRM

Except (a) as set forth in the disclosure letter prepared by RMRM, with numbering corresponding to the numbering of this ARTICLE 5, delivered by RMRM to TRMT prior to the execution and delivery of this Agreement (the “RMRM Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of the RMRM Disclosure Letter shall be deemed disclosed with respect to any other section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent from the face of such disclosure (it being understood that to be so reasonably apparent it is not required that the other Sections be cross-referenced)); provided, that nothing in the RMRM Disclosure Letter is intended to broaden the scope of any representation or warranty of RMRM, and no reference to or disclosure of any item or other matter in the RMRM Disclosure Letter shall be construed as an admission or indication that (i) such item or other matter is material, (ii) such item or other matter is required to be referred to in the RMRM Disclosure Letter, or (iii) any breach or violation of applicable Laws or any contract, agreement, arrangement or understanding to which RMRM or any RMRM Subsidiary is a party exists or has actually occurred, or (b) as disclosed in the RMRM SEC Documents publicly available, filed with, or furnished to, as applicable, the SEC on or after January 1, 2018 and prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature, which in no event shall be deemed to be an exception to or disclosure for purposes of any representation or warranty set forth in this ARTICLE 5); provided, that the disclosure in such RMRM SEC Documents shall not be deemed to qualify any representation or warranty contained in Section 5.2, RMRM hereby represents and warrants to TRMT that:

Section 5.1                Organization and Qualification; Subsidiaries.

(a)               RMRM is a statutory trust duly organized, validly existing and in good standing under the Laws of the State of Maryland. RMRM has all requisite statutory trust power and authority to own its assets and to conduct its business as it is being conducted as of the date of this Agreement. RMRM is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its assets or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing as, individually or in the aggregate, have not had, and would not reasonably be expected to have, an RMRM Material Adverse Effect. The copies of the RMRM Governing Documents most recently filed with the RMRM SEC Documents are accurate and complete copies of such documents as in effect as of the date of this Agreement. RMRM is in compliance in all material respects with the terms of the RMRM Governing Documents.

(b)               Section 5.1(b) of the RMRM Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of the RMRM Subsidiaries, together with (i) the jurisdiction of organization or incorporation, as the case may be, of each RMRM Subsidiary, (ii) the type of and percentage of interest held, directly or indirectly, by RMRM or an RMRM Subsidiary in each RMRM Subsidiary, and (iii) the classification for United States federal income Tax purposes of each RMRM Subsidiary as a REIT, a QRS, a TRS, or a partnership. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, an RMRM Material Adverse Effect, each RMRM Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its organization or incorporation, as the case may be, and has the requisite organizational power and authority to own its assets and to conduct its business as it is being conducted as of the date of this Agreement. Each RMRM Subsidiary is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the assets owned by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had, and would not reasonably be expected to have, an RMRM Material Adverse Effect. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, an RMRM Material Adverse Effect, each RMRM Subsidiary is in compliance with the terms of its respective RMRM Subsidiary Governing Documents.

(c)               Neither RMRM nor any RMRM Subsidiary directly or indirectly owns any interest or investment (whether equity or debt) in any Person, other than (i) in RMRM Subsidiaries, (ii) the RMRM Loans, and (iii) investments in short-term investment securities.

Section 5.2                Capitalization.

(a)               As of the date of this Agreement, (i) the authorized shares of beneficial interest of RMRM is unlimited, and (ii) (A) 10,202,009 RMRM Common Shares are issued and outstanding, and (B) if the RMRM Equity Compensation Plan is approved by the holders of RMRM Common Shares at the RMRM 2021 annual meeting of shareholders, 500,000 RMRM Common Shares will be reserved for future issuance under the RMRM Equity Compensation Plan.

(b)               (i) All of the issued and outstanding RMRM Common Shares are duly authorized, validly issued, fully paid and non-assessable and no holder of any class or series of shares of beneficial interest of RMRM is entitled to preemptive rights; (ii) all RMRM Common Shares that may be issued in connection with the Merger pursuant to Section 3.1(a) shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights, (iii) all RMRM Common Shares reserved for future issuance as noted in Section 5.2(a)(ii)(B), shall be, when issued in accordance with the terms and conditions of the RMRM Equity Compensation Plan, if approved by the holders of RMRM Common Shares at the RMRM 2021 annual meeting of shareholders, and any instruments pursuant to which they are issuable, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights; and (iv) there are no outstanding bonds, debentures, notes or other Indebtedness of RMRM or any RMRM Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of RMRM Common Shares may vote.

(c)               All equity interests in each RMRM Subsidiary that is a limited liability company are duly authorized and validly issued. RMRM owns, directly or indirectly, all of the issued and outstanding equity interests of each RMRM Subsidiary free and clear of all Liens other than statutory or other Liens for Taxes or assessments which are not yet due or delinquent or the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, as required.

(d)              There are no outstanding subscriptions, securities, options, restricted stock units, dividend equivalent rights, warrants, calls, rights, profits interests, share appreciation rights, phantom shares, convertible securities, rights of first refusal, preemptive rights or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which RMRM or any RMRM Subsidiary is a party or by which any of them is bound obligating RMRM or any RMRM Subsidiary to (i) issue, deliver, transfer, sell or create, or cause to be issued, delivered, transferred, sold or created, additional shares of beneficial interest or capital stock or other equity interests, or phantom shares or other contractual rights, the value of which is determined in whole or in part by the value of any equity security of RMRM or any RMRM Subsidiary, or securities convertible into or exchangeable for such shares of beneficial interest or capital stock or other equity interests, (ii) issue, grant, extend or enter into any such subscriptions, securities, options, restricted stock units, dividend equivalent rights, warrants, calls, rights, profits interests, share appreciation rights, phantom shares, convertible securities, rights of first refusal, preemptive rights or other similar rights, agreements, arrangements, undertakings or commitments, or (iii) redeem, repurchase or otherwise acquire any such shares of beneficial interest or capital stock or other equity interests of RMRM or any RMRM Subsidiary.

(e)               Neither RMRM nor any RMRM Subsidiary is a party to or bound by, any agreements or understandings concerning the voting (including voting trusts and proxies) of any shares of beneficial interest or capital stock or other equity interests of RMRM or any RMRM Subsidiary.

(f)                Neither RMRM nor any RMRM Subsidiary is under any obligation, contingent or otherwise, by reason of any contract to register the offer and sale or resale of any of its securities under the Securities Act.

Section 5.3                Authority.

(a)               RMRM has the requisite statutory trust power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the RMRM Shareholder Approval, to consummate the Merger and the other Transactions to which RMRM is a party. Subject, with respect to the issuance of RMRM Common Shares contemplated by this Agreement, to receipt of the RMRM Shareholder Approval, and with respect to the Merger, to the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the Maryland SDAT, the execution, delivery and performance of this Agreement by RMRM and the consummation by RMRM of the Merger and the other Transactions to which RMRM is a party, have been duly and validly authorized by all necessary statutory trust action on the part of RMRM, and no other statutory trust proceedings on the part of RMRM are necessary to authorize this Agreement or the Merger or to consummate the Merger or the other Transactions to which RMRM is a party. This Agreement has been duly executed and delivered by RMRM, and assuming due authorization, execution and delivery by TRMT, constitutes a legally valid and binding obligation of RMRM, enforceable against RMRM in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Neither RMRM nor to the Knowledge of RMRM any of its “affiliates” (as defined in Section 3-601 of the MGCL) is, or at any time during the last five (5) years has been, an “interested stockholder” (as defined in Section 3-601 of the MGCL) of TRMT.

(b)               The RMRM Board, at a duly called and held meeting, has unanimously (i) duly and validly authorized the execution and delivery of this Agreement and approved, adopted and declared advisable this Agreement, the Merger, the RMRM Post-Merger Charter and the other Transactions to which RMRM is a party, (ii) directed that the issuance of RMRM Common Shares contemplated by this Agreement be submitted for consideration at the RMRM Shareholder Meeting, and (iii) resolved to recommend that the holders of the RMRM Common Shares vote in favor of approval of the issuance of RMRM Common Shares contemplated by this Agreement and to include such recommendation in the Joint Proxy Statement, which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 7.3.

Section 5.4                No Conflict; Required Filings and Consents.

(a)               The execution, delivery and performance of this Agreement by RMRM, and the consummation by RMRM of the Merger and the other Transactions to which it is a party, do not and will not (i) assuming receipt of the RMRM Shareholder Approval, conflict with or violate any provision of any RMRM Governing Documents, the RMRM Post-Merger Charter, or the RMRM Post-Merger Bylaws, (ii) assuming receipt of the RMRM Shareholder Approval, conflict with or violate any provision of any RMRM Subsidiary Governing Documents, (iii) assuming that all consents, approvals, authorizations and permits described in Section 5.4(b) have been obtained, all filings and notifications described in Section 5.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to RMRM or any RMRM Subsidiary or by which any asset of RMRM or any RMRM Subsidiary is bound, or (iv) except as set forth in Section 5.4(a)(iv) of the RMRM Disclosure Letter, require any notice, consent or approval under, result in any breach of any obligation or any loss of any benefit or increase in any cost or obligations of RMRM or any RMRM Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any asset of RMRM or any RMRM Subsidiary pursuant to any note, bond, debt instrument, indenture, contract, agreement, license, permit or other legally binding obligation to which RMRM or any RMRM Subsidiary is a party except, as to clauses (ii), (iii) and (iv) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had, and would not reasonably be expected to have, an RMRM Material Adverse Effect.

(b)              The execution, delivery and performance of this Agreement by RMRM, and the consummation by RMRM of the Merger and the other Transactions to which it is a party, do not and will not, require any consent, approval, waiting period expiration or termination, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Joint Proxy Statement and, with respect to RMRM, the Form S-4, and the declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement, the Merger and the other Transactions, (ii) any filings required by any state securities or “blue sky” Laws, (iii) any filings required under the rules and regulations of Nasdaq, (iv) the filing of the Articles of Merger, together with the RMRM Post-Merger Charter, with, and the acceptance of the Articles of Merger, together with the RMRM Post-Merger Charter, for record by, the Maryland SDAT, (v) such filings as may be required in connection with state and local Transfer Taxes, and (vi) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had, and would not reasonably be expected to have, an RMRM Material Adverse Effect.

Section 5.5                Compliance with Laws; Permits.

(a)               Since January 1, 2018: (i) RMRM and each RMRM Subsidiary has complied and is in compliance with all (A) Laws (including Environmental Laws) applicable to RMRM and any RMRM Subsidiary or by which any asset of RMRM or any RMRM Subsidiary is bound, and (B) RMRM Permits, and (ii) no notice, charge or assertion has been received by RMRM or any RMRM Subsidiary or, to the Knowledge of RMRM, threatened against RMRM or any RMRM Subsidiary, alleging any non-compliance with any such Laws, except in the case of each of clauses (i) and (ii) for such instances of non-compliance that, individually or in the aggregate, have not had, and would not reasonably be expected to have, an RMRM Material Adverse Effect. Notwithstanding anything to the contrary in this Section 5.5(a), the provisions of Section 5.5(a)(i)(A) and Section 5.5(a)(ii) shall not apply to Laws addressed in Section 5.10, Section 5.11 and Section 5.13.

(b)               RMRM and each RMRM Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy necessary for RMRM and each RMRM Subsidiary to own its assets or to carry on its respective business substantially as it is being conducted as of the date hereof (“RMRM Permits”), and all such RMRM Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any such RMRM Permits, individually or in the aggregate, has not had, and would not reasonably be expected to have, an RMRM Material Adverse Effect. Neither RMRM nor any RMRM Subsidiary has received any written claim or notice that RMRM or any RMRM Subsidiary is currently not in compliance with the terms of any such RMRM Permits, except where the failure to be in compliance with the terms of any such RMRM Permits, individually or in the aggregate, has not had, and would not reasonably be expected to have, an RMRM Material Adverse Effect.

Section 5.6                RMRM SEC Documents and Financial Statements.

(a)               Except as set forth in Section 5.6(a) of the RMRM Disclosure Letter, RMRM has filed with or furnished to (as applicable) the SEC all forms, documents, statements, schedules, reports, registration statements, prospectuses and other documents required to be filed or furnished (as applicable) by it since and including January 1, 2018 under the Exchange Act, the Securities Act or the Investment Company Act, as applicable to RMRM from time to time (together with all certifications required pursuant to the SOX Act) (such documents, as have been amended since the time of their filing, collectively, the “RMRM SEC Documents”). No RMRM Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act. As of their respective filing dates, the RMRM SEC Documents did not (or with respect to the RMRM SEC Documents filed after the date of this Agreement, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (except to the extent such statements have been modified or superseded by later RMRM SEC Documents filed or furnished (as applicable) by RMRM prior to the date of this Agreement) and complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the SOX Act and the applicable rules and regulations of the SEC thereunder. As of the date of this Agreement, (i) there are no outstanding or unresolved comments from the SEC with respect to any RMRM SEC Document, (ii) to the Knowledge of RMRM, no RMRM SEC Document is the subject of ongoing SEC review, and (iii) to the Knowledge of RMRM, there are no internal investigations, SEC inquiries or investigations or other governmental inquiries or investigations pending or threatened with respect to RMRM.

(b)              At all applicable times, RMRM has complied in all material respects with the applicable provisions of the SOX Act and the rules and regulations thereunder, as amended from time to time, and the applicable listing and corporate governance rules of the New York Stock Exchange or Nasdaq, as applicable.

(c)               The consolidated financial statements of RMRM and the RMRM Subsidiaries included, or incorporated by reference, in the RMRM SEC Documents filed prior to the date of this Agreement, including the related notes and schedules, complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X promulgated under the Exchange Act) and fairly presented, in all material respects (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), the consolidated financial position of RMRM and the RMRM Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of RMRM and the RMRM Subsidiaries for the periods presented therein, in each case, except to the extent such financial statements have been modified or superseded by later RMRM SEC Documents filed and publicly available prior to the date of this Agreement.

(d)              Neither RMRM nor any RMRM Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement, including any contract relating to any transaction or relationship between or among RMRM or any RMRM Subsidiary, on the one hand, and any other Affiliate of RMRM or any RMRM Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act) where the result, purpose or effect is to avoid disclosure of any material transaction involving, or material liabilities of, RMRM or any RMRM Subsidiary in RMRM’s or any such RMRM Subsidiary’s audited financial statements or other RMRM SEC Documents.

(e)               Neither RMRM nor any RMRM Subsidiary has outstanding (nor has arranged or modified since the enactment of the SOX Act) any “extensions of credit” (within the meaning of Section 402 of the SOX Act) to trustees, directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of RMRM or any RMRM Subsidiary. RMRM is in compliance with all applicable provisions of the SOX Act, except for any non-compliance that, individually or in the aggregate, has not had, and would not reasonably be expected to have, an RMRM Material Adverse Effect.

(f)                RMRM has established and maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of RMRM and the RMRM Subsidiaries are being made only in accordance with authorizations of RMRM management and the RMRM Board (or an authorized committee thereof), and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of RMRM’s and each RMRM Subsidiary’s assets that could have a material effect on RMRM’s consolidated financial statements. RMRM has disclosed, based on its most recent evaluation of such internal control over financial reporting prior to the date of this Agreement, to RMRM’s auditors and the audit committee of the RMRM Board (x) any significant deficiency and material weakness in the design or operation of RMRM’s internal control over financial reporting that is reasonably likely to adversely affect RMRM’s ability to record, process, summarize or report financial information, and (y) any fraud, whether or not material, that involves RMRM management.

(g)               RMRM’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by RMRM in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to RMRM management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer(s) and principal financial officer of RMRM required under the Exchange Act with respect to such reports. RMRM management has completed an assessment of the effectiveness of RMRM’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable RMRM SEC Document that is a report on Form N-CSR or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

Section 5.7                Absence of Certain Changes. From December 31, 2020 through the date of this Agreement, (a) RMRM and each RMRM Subsidiary has conducted its business in all material respects in the Ordinary Course of Business, and (b) there has not been any RMRM Material Adverse Effect.

Section 5.8                No Undisclosed Liabilities. There are no liabilities of RMRM or any RMRM Subsidiary of any nature (whether accrued, absolute, contingent or otherwise) required under GAAP to be set forth on a consolidated balance sheet of RMRM or in the notes thereto, other than: (a) liabilities reflected or reserved against as required by GAAP on RMRM’s consolidated balance sheet (including the notes thereto) included in its Form N-CSR for the fiscal year ended December 31, 2020, (b) liabilities incurred in connection with or as a result of this Agreement, the Merger or the other Transactions, (c) liabilities for future performance under any contracts to which RMRM or any RMRM Subsidiary is a party or bound, or (d) liabilities incurred in the Ordinary Course of Business since December 31, 2020, except for any such liabilities that, individually or in the aggregate, have not had, and would not reasonably be expected to have, an RMRM Material Adverse Effect.

Section 5.9               Litigation. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, an RMRM Material Adverse Effect, as of the date of this Agreement (a) there is no Action pending or, to the Knowledge of RMRM, threatened against RMRM or any RMRM Subsidiary or any trustee, director or officer thereof or assets owned thereby, and (b) neither RMRM nor any RMRM Subsidiary is subject to any outstanding Order of any Governmental Authority.

Section 5.10              Taxes.

(a)               RMRM and each RMRM Subsidiary has duly and timely filed (or has had duly and timely filed on each of their behalf) with the appropriate Governmental Authority all Tax Returns required to be filed by them, taking into account any applicable extensions of time within which to file such Tax Returns, and all such Tax Returns were true and complete. RMRM and each RMRM Subsidiary has duly and timely paid in full (or there has been duly and timely paid in full on their behalf), or made adequate provisions for, all amounts of Taxes required to be paid by them, whether or not shown (or required to be shown) on any Tax Return.

(b)               Giving effect to its election to be taxed as a REIT that will be made on its U.S. federal income tax return for its 2020 taxable year, RMRM: (i) for its taxable year ended December 31, 2020 (and, if the Closing Date occurs after December 31, 2021, its taxable year ending December 31, 2021) has qualified for taxation as a REIT; (ii) has been organized and has operated since the end of its most recent taxable year until the date hereof in a manner consistent with the requirements for qualification for taxation as a REIT under the Code and has not taken or omitted to take any action that could reasonably be expected to result in loss of its qualification for taxation as a REIT or a successful challenge by the IRS or any other Governmental Authority to its qualification for taxation as a REIT under the Code; and (iii) intends to continue to operate in such a manner as to qualify for taxation as a REIT under the Code through and after the Merger Effective Time. No challenge to RMRM’s qualification for taxation as a REIT is pending or, to the Knowledge of RMRM, has been threatened.

(c)               There are no current material audits, examinations or other proceedings pending with regard to any Taxes of RMRM or the RMRM Subsidiaries. RMRM and the RMRM Subsidiaries have not received a written notice or announcement of any audits or proceedings.

(d)               Each RMRM Subsidiary and each other entity in which RMRM holds, directly or indirectly an interest (other than solely through one or more TRSs) that is a partnership, joint venture or limited liability company and that has not elected to be a TRS has been since its formation treated for United States federal income Tax purposes as a partnership or QRS, as the case may be, and not as a corporation or an association taxable as a corporation, a publicly traded partnership taxable as a corporation, or a taxable mortgage pool. Each RMRM Subsidiary and each other entity in which RMRM holds, directly or indirectly an interest (other than solely through one or more TRSs) that is a corporation for United States federal income Tax purposes, either (i) qualifies as a QRS, (ii) has jointly elected with RMRM to be treated as a TRS under Section 856(l)(1) of the Code effective as of the later of the date such RMRM Subsidiary or other entity was formed or the date such RMRM Subsidiary or other entity was acquired (directly or indirectly) by RMRM, (iii) is an automatic TRS under Section 856(l)(2) of the Code that has filed an IRS Form 8875 or has been listed as an automatic TRS thereon, or (iv) is a REIT.

(e)               Neither RMRM nor any RMRM Subsidiary holds, directly or indirectly, any asset the disposition of which would be subject to (or to rules similar to) Sections 337(d) or 1374 of the Code (including through application of Treasury Regulations Section 1.337(d)-7), nor has any of them disposed of any such asset during its current taxable year.

(f)                Each of RMRM and each RMRM Subsidiary has complied with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 1472, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and has duly and timely withheld and, in each case, has paid over to the appropriate Governmental Authorities all amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(g)               There are no RMRM Tax Protection Agreements in force at the date of this Agreement, and no Person has raised in writing, or to the Knowledge of RMRM threatened to raise, a claim against RMRM or any RMRM Subsidiary for any breach of any RMRM Tax Protection Agreement or a claim that the Merger or the other Transactions will give rise to any liability or obligation to make any payment under any RMRM Tax Protection Agreement.

(h)               There are no Liens for Taxes upon any assets of RMRM or any RMRM Subsidiary except for the RMRM Permitted Liens.

(i)                There are no Tax allocation, indemnity, or sharing agreements or similar arrangements with respect to or involving RMRM or any RMRM Subsidiary, other than (i) agreements or arrangements solely by or among two or more of RMRM or any of the RMRM Subsidiaries, or (ii) customary indemnification provisions contained in credit or other commercial agreements (which agreements do not primarily relate to Taxes). After the Closing Date, neither RMRM nor any RMRM Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date, other than customary provisions of commercial or credit agreements (which agreements do not primarily relate to Taxes and which were entered into in the Ordinary Course of Business).

(j)                Neither RMRM nor any RMRM Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(k)               Neither RMRM nor any RMRM Subsidiary has been (i) a “distributing corporation” or a “controlled corporation” (within the meaning of Treasury Regulations Section 1.337(d)-7(f)(2)), or (ii) a member of a “separate affiliated group” of a “distributing corporation” or a “controlled corporation” (all within the meaning of Section 355 of the Code), in each case in a distribution of shares qualifying or intended to qualify for tax-free treatment under Sections 355 or 356 of the Code (x) since December 7, 2015, or (y) which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger or the other Transactions.

(l)                 As of December 31 of each taxable year of RMRM from and since RMRM’s taxable year ended December 31, 2020, and as of the date hereof, neither RMRM nor any RMRM Subsidiary (other than TRSs) had, or has, any current or accumulated earnings and profits attributable to RMRM or any other corporation accumulated in any non-REIT year within the meaning of Section 857 of the Code.

(m)              Since RMRM’s formation, RMRM has not incurred any liability for Taxes under Sections 856(c)(7), 857(b), 857(f), 860(c) or 4981 of the Code which has not been previously paid. RMRM has not engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code or any transaction that would give rise to “redetermined rents”, “redetermined deductions”, “excess interest”, or “redetermined TRS service income” as each is described in Section 857(b)(7) of the Code. No event has occurred, and no condition or circumstance exists, which presents a risk that any amount of Tax described in the previous sentence will be imposed upon RMRM or any RMRM Subsidiary.

(n)               No deficiency for Taxes of RMRM or any RMRM Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of RMRM, threatened, by any Governmental Authority, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, as required. Neither RMRM nor any RMRM Subsidiary (i) has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any Tax that has not since expired; (ii) currently is the beneficiary of any extension of time within which to file any Tax Return that remains unfiled; (iii) has in the past three (3) years received a written claim by any Governmental Authority in any jurisdiction where any of them does not file Tax Returns or pay any Taxes that it is or may be subject to Tax by that jurisdiction, or (iv) has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(o)               Neither RMRM nor any RMRM Subsidiary will be required for Tax purposes to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date, taking into account the Merger and the other Transactions, as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction made or entered into on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; or (v) election under Section 108(i) of the Code.

(p)               Neither RMRM nor any RMRM Subsidiary has requested, has received or is subject to any written ruling of a Governmental Authority or has entered into any written agreement with a Governmental Authority with respect to any Taxes that is still in effect.

(q)               Neither RMRM nor any RMRM Subsidiary (i) has been a member of an affiliated group filing a consolidated United States federal income Tax Return, or (ii) has any liability for the Taxes of any Person (other than RMRM or any RMRM Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, or otherwise.

(r)                To the Knowledge of RMRM, there is no fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 5.11              Labor and Other Employment Matters; Employee Benefit Plans.

(a)               Neither RMRM nor any RMRM Subsidiary has any common law employees.

(b)               Except for, if approved by the holders of RMRM Common Shares at the RMRM 2021 annual meeting of shareholders, the RMRM Equity Compensation Plan, neither RMRM, nor any RMRM Subsidiary nor any ERISA Affiliate of RMRM, (i) maintains, or is required to maintain, any Benefit Plans, (ii) has ever been required to maintain or sponsor any Benefit Plans, or (iii) can reasonably be expected to have any liability with respect to any Benefit Plan with respect to periods prior to the Closing, except as, individually or in the aggregate, does not have, and would not reasonably be expected to have, an RMRM Material Adverse Effect.

Section 5.12              Information Supplied.

(a)               None of the information supplied or to be supplied in writing by or on behalf of RMRM or any RMRM Subsidiary for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to the holders of TRMT Common Shares and the holders of the RMRM Common Shares, at the time of the TRMT Shareholder Meeting and the RMRM Shareholder Meeting, at the time the Form S-4 is declared effective by the SEC or at the Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that RMRM is responsible for filing with the SEC in connection with this Agreement, the Merger and the other Transactions, to the extent relating to RMRM or any RMRM Subsidiary or other information supplied by or on behalf of RMRM or any RMRM Subsidiary for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Authority (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein.

(b)               Notwithstanding anything to the contrary in this Section 5.12, and for the avoidance of doubt, RMRM makes no representation or warranty with respect to statements made or incorporated, or omissions, in the Form S-4 or the Joint Proxy Statement to the extent that such statements or omissions are based upon information supplied to RMRM by or on behalf of TRMT.

Section 5.13              Intellectual Property; Security Breaches.

(a)               Except as would not reasonably be expected to have, individually or in the aggregate, an RMRM Material Adverse Effect, (a) RMRM, the RMRM Subsidiaries or The RMR Group LLC own or license or otherwise possess valid rights to use all RMRM Intellectual Property used in the conduct the business of RMRM and the RMRM Subsidiaries as it is currently conducted, (b) to the Knowledge of RMRM, the conduct of the business of RMRM and the RMRM Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person, (c) there are no pending or, to the Knowledge of RMRM, threatened claims with respect to any of the RMRM Intellectual Property rights owned by RMRM or any RMRM Subsidiary, and (d) to the Knowledge of RMRM, no Person is currently infringing or misappropriating RMRM Intellectual Property. RMRM and the RMRM Subsidiaries have taken reasonable measures to protect the confidentiality of trade secrets used in the businesses of each of RMRM and the RMRM Subsidiaries as presently conducted, except where failure to do so would not reasonably be expected to have, individually or in the aggregate, an RMRM Material Adverse Effect.

(b)               Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, an RMRM Material Adverse Effect, to the Knowledge of RMRM, neither RMRM nor any RMRM Subsidiary has, in the two (2) year period prior to the date hereof, experienced any breach of the security of its information technology systems, or any personal or other sensitive information in its possession or under its control.

Section 5.14              RMRM Loans.

(a)               RMRM or an RMRM Subsidiary is the sole owner of each of the loans set forth in Section 5.14(a) of the RMRM Disclosure Letter (collectively, the “RMRM Loans”) and is the sole owner or beneficiary of or under any related notes (“RMRM Notes”), deeds of trust, mortgages, security agreements, guaranties, indemnities, financing statements, assignments, endorsement, bonds, letters of credit, accounts, insurance contracts and policies, credit reports, appraisals, escrow documents, loan files, servicing files and all other documents evidencing or securing the RMRM Loans (collectively, the “RMRM Files”), in each case, free and clear of any Liens, except for RMRM Permitted Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, an RMRM Material Adverse Effect.

(b)               Each RMRM Loan is subject only to “Permitted Exceptions” which consist of the following: (A) RMRM Permitted Liens; (B) Liens affecting title acceptable to prudent mortgage lending institutions generally; (C) rights of tenants with no options to purchase or rights of first refusal to purchase, except as disclosed in the RMRM Files that have been made available to TRMT; and (D) other matters which would not reasonably be expected to have, individually or in the aggregate, an RMRM Material Adverse Effect.

(c)               Each of the RMRM Loans has generally been serviced in accordance with industry accepted servicing practices, except for events that would not reasonably be expected to have, individually or in the aggregate, an RMRM Material Adverse Effect.

(d)               There is no delinquency in the payments of principal and interest required to be made under the terms of any RMRM Loan in excess of thirty (30) days beyond the applicable due date that has occurred or in any other payments required to be made under the terms of any RMRM Loan (inclusive of any applicable grace or cure period) that would reasonably be expected to have, individually or in the aggregate, an RMRM Material Adverse Effect.

(e)               (i) RMRM has not received any written notice asserting any offset, defense (including the defense of usury), claim (including claims of lender liability), counterclaim or right to rescission with respect to, and RMRM has not received any written request by any borrower for relief from any obligation under, any RMRM Loan, RMRM Note or other related agreements, (ii) there exists no uncured monetary default in excess of thirty (30) days or event of acceleration existing under any RMRM Loan or the related RMRM Note, and (iii) there exists no uncured non-monetary default, breach, violation or event of acceleration existing beyond the applicable grace or cure period under any RMRM Loan or the related RMRM Note, except, in each case, for notices, violations, breaches, defaults or events of acceleration that would not reasonably be expected to have, individually or in the aggregate, an RMRM Material Adverse Effect.

Section 5.15              Real Property. Neither RMRM nor any RMRM Subsidiary owns any real property or has leased or subleased any real property and does not have any obligation to pay any rent or other fees for any real property other than as and to the extent disclosed in the RMRM SEC Documents.

Section 5.16              Material Contracts.

(a)               Except for (i) this Agreement, (ii) contracts filed as exhibits to the RMRM SEC Documents filed prior to the date hereof, (iii) contracts related to the RMRM Loans, (iv) contracts entered pursuant to the RMRM Repurchase Agreement to finance the purchase price of assets or refinance RMRM’s repurchase obligations pursuant to the RMRM Repurchase Agreement, in each case in the Ordinary Course of Business, and (v) contracts that (A) will be fully performed and satisfied as of or prior to Closing, or (B) are by and among only RMRM and any wholly owned RMRM Subsidiary or among wholly owned RMRM Subsidiaries, Section 5.16(a) of the RMRM Disclosure Letter sets forth a list of each contract, oral or written, to which RMRM or any RMRM Subsidiary is a party or by which any of them or any of their assets are bound (other than RMRM Permitted Liens) which, as of the date hereof:

(i)               is required to be filed with the SEC pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K under the Securities Act;

(ii)              is required to be described pursuant to Item 404 of Regulation S-K under the Securities Act;

(iii)             obligates RMRM or any RMRM Subsidiary to make any non-contingent expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations);

(iv)            contains any material non-compete or material exclusivity provisions with respect to any line of business or geographic area with respect to RMRM or any RMRM Subsidiary, or, upon consummation of the Merger and the other Transactions, TRMT or TRMT Subsidiaries, or which materially restricts the conduct of any business conducted by RMRM or any RMRM Subsidiary or any geographic area in which RMRM or any RMRM Subsidiary may conduct business;

(v)              obligates RMRM or any RMRM Subsidiary to indemnify any past or present trustees, directors, officers, employees and agents of RMRM or any RMRM Subsidiary pursuant to which RMRM or any RMRM Subsidiary is the indemnitor, other than any RMRM Governing Documents or any RMRM Subsidiary Governing Documents;

(vi)             evidences Indebtedness of RMRM or any RMRM Subsidiary to any Person, or any guaranty thereof, in excess of $2,000,000;

(vii)           is a settlement, conciliation, or similar contract that imposes any material monetary or non-monetary obligations upon RMRM or any RMRM Subsidiary after the date of this Agreement;

(viii)         (A) requires RMRM or any RMRM Subsidiary to dispose of or acquire assets, or (B) involves any pending or contemplated merger, consolidation or similar business combination transaction;

(ix)             relates to a joint venture, partnership, strategic alliance or similar arrangement that is material to RMRM or relates to or involves a sharing of a material amount of revenues, profits, losses, costs or liabilities by RMRM or any RMRM Subsidiary with any Person;

(x)               contains restrictions on the ability of RMRM or any RMRM Subsidiary to pay dividends or other distributions (other than pursuant to any RMRM Governing Documents or any RMRM Subsidiary Governing Documents);

(xi)              is material to RMRM and is with a Governmental Authority; or

(xii)            constitutes a loan to any Person (other than a wholly owned RMRM Subsidiary) by RMRM or any RMRM Subsidiary.

(b)               Each contract in any of the categories set forth in Section 5.16(a)(i) through (xii) to which RMRM or any RMRM Subsidiary is a party or by which it is bound as of the date hereof, including any contracts filed as exhibits to the RMRM SEC Documents prior to the date hereof, is referred to herein as a “RMRM Material Contract.”

(c)               Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, an RMRM Material Adverse Effect: (i) each RMRM Material Contract is legal, valid, binding and enforceable on RMRM and each RMRM Subsidiary that is a party thereto and, to the Knowledge of RMRM, each other party thereto, and is in full force and effect, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law); (ii) RMRM and each RMRM Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each RMRM Material Contract and, to the Knowledge of RMRM, each other party thereto has performed all obligations required to be performed by it under such RMRM Material Contract prior to the date hereof; and (iii) neither RMRM nor any RMRM Subsidiary, nor, to the Knowledge of RMRM, any other party thereto, is in material breach or violation of, or default under, any RMRM Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any RMRM Material Contract. Neither RMRM nor any RMRM Subsidiary has received written notice of any violation or default under any RMRM Material Contract, except for violations or defaults that, individually or in the aggregate, have not had, and would not reasonably be expected to have, an RMRM Material Adverse Effect. Neither RMRM nor any RMRM Subsidiary has received written notice of termination under any RMRM Material Contract, and, to the Knowledge of RMRM, no party to any RMRM Material Contract has threatened to cancel any RMRM Material Contract, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, an RMRM Material Adverse Effect.

Section 5.17             Insurance. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, an RMRM Material Adverse Effect: (i) all current, material insurance policies of RMRM and any RMRM Subsidiaries are in full force and effect, (ii) all premiums payable under any such insurance policy prior to the date of this Agreement have been duly paid to date, and (iii) as of the date of this Agreement, no written notice of cancellation or termination has been received by RMRM or any RMRM Subsidiary with respect to any such insurance policy.

Section 5.18             Opinion of Financial Advisor. The RMRM Special Committee has received the written opinion of UBS Securities LLC (or an oral opinion to be confirmed in writing), to the effect that, as of the date of such opinion and based upon and subject to the assumptions, qualifications, limitations and other matters set forth in such opinion, the Exchange Ratio is fair, from a financial point of view, to RMRM.

Section 5.19              Brokers. Except for the fees and expenses to be paid to UBS Securities LLC, which shall be paid by RMRM, no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of RMRM or any RMRM Subsidiary.

Section 5.20              Approval Required. With respect to RMRM, the RMRM Shareholder Approval is the only vote of the holders of any class or series of shares of beneficial interest of RMRM necessary to approve the issuance of RMRM Common Shares in the Merger as contemplated by this Agreement.

Section 5.21              Investment Company Act. Neither RMRM nor any RMRM Subsidiary, is, or at the Merger Effective Time will be, or will be required to be, registered as an investment company under the Investment Company Act.

Section 5.22             Takeover Statutes. The Merger and the other Transactions either (i) will not trigger any higher vote requirement under, or be prohibited by, the terms of the Takeover Statutes, or (ii) RMRM or the RMRM Board has taken all necessary steps to exempt the Merger and the other Transactions from the Takeover Statutes.

Section 5.23             No Other Representations or Warranties. Except for the representations and warranties set forth in this ARTICLE 5 or in any closing certificate delivered by RMRM pursuant to ARTICLE 8, TRMT acknowledges that neither RMRM nor any Person acting on its behalf has made or makes any express or implied representation or warranties. TRMT acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the Merger and the other Transactions it has relied solely upon the express representations and warranties of RMRM set forth in this ARTICLE 5 and in any closing certificate delivered by RMRM pursuant to ARTICLE 8.

ARTICLE 6

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1                Conduct of Business by TRMT Pending the Closing.

(a)               TRMT agrees that between the date of this Agreement and the Merger Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 9.1 (the “Interim Period”), except (i) as expressly contemplated or permitted by this Agreement, including Section 7.3, (ii) as may be required by Law, or (iii) as consented to in writing by RMRM (which consent shall not be unreasonably withheld, delayed or conditioned), TRMT (A) shall, and shall cause each of the TRMT Subsidiaries to, conduct its business in all material respects in the Ordinary Course of Business, and (B) agrees that during the Interim Period TRMT shall not, and shall not permit any TRMT Subsidiary to:

(i)               amend or propose to amend the TRMT Governing Documents or any TRMT Subsidiary Governing Documents (including by merger, consolidation or otherwise) or (A) grant any exception pursuant to Section 7.2(e)(i) of the TRMT Charter, or (B) establish or increase an “Excepted Holder Limit” for any “Excepted Holder”, as such terms are defined in Section 7.1 of the TRMT Charter;

(ii)              split, combine, subdivide, consolidate or reclassify any TRMT Common Shares, capital stock or other equity interests of TRMT;

(iii)            declare, set aside for payment or pay any dividend on or make any other actual, constructive or deemed distribution (whether in cash, shares, property or otherwise) with respect to any shares of beneficial interest, capital stock or other equity interests of TRMT or any TRMT Subsidiary or otherwise make any payment to its or their shareholders or other equityholders in their capacity as such, other than (A) the declaration and payment of cash dividends or other distributions for the period up to the Closing Date at a rate not to exceed an annual rate of $0.40 per TRMT Common Share (including, to the extent TRMT has given RMRM at least three (3) Business Days’ prior written notice of its intent to declare such a prorated dividend or other distribution, any prorated amount from the date of the payment of the last such regular dividend or distribution through the Closing Date), or (B) the declaration and payment of dividends or other distributions to TRMT or a direct or indirect wholly owned TRMT Subsidiary by any direct or indirect wholly owned TRMT Subsidiary; provided, however, that, notwithstanding the restrictions on dividends and other distributions in this Agreement, including this Section 6.1(a)(iii), TRMT may, with RMRM’s consent (which consent shall not be unreasonably conditioned, withheld or delayed), make any applicable TRMT Special Distribution, it being understood that RMRM may condition its consent upon an appropriate reduction of the Exchange Ratio to be agreed upon by the Parties;

(iv)             redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any shares of beneficial interest, capital stock or other equity interests of TRMT or any TRMT Subsidiary, except (A) with respect to the repurchase or retention of TRMT Common Shares to satisfy withholding Tax obligations with respect to awards granted pursuant to the TRMT Equity Compensation Plan or, if approved by the holders of TRMT Common Shares at the TRMT 2021 annual meeting of shareholders, the TRMT A&R Equity Compensation Plan, or (B) in accordance with Article VII of the TRMT Charter;

(v)              issue, sell, pledge, dispose, encumber or grant, or authorize or propose the issuance, sale, pledge, disposition, encumbrance or grant of, any shares of beneficial interest, capital stock or other equity interests of TRMT or any TRMT Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any of the foregoing, except for (A) issuances by a wholly owned, directly or indirectly, TRMT Subsidiary to TRMT or another existing wholly owned, directly or indirectly, TRMT Subsidiary, or (B) issuances of TRMT Common Shares pursuant to the TRMT Equity Compensation Plan or, if approved by the holders of TRMT Common Shares at the TRMT 2021 annual meeting of shareholders, the TRMT A&R Equity Compensation Plan, in the Ordinary Course of Business;

(vi)            acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any corporation, partnership, limited liability company, trust, other business organization or any division or material amount of assets thereof, except acquisitions by TRMT or any wholly owned TRMT Subsidiary of or from an existing wholly owned TRMT Subsidiary;

(vii)           sell, pledge, assign, transfer, lease, license, dispose of or encumber, or agree to do any of the foregoing, with respect to, any property or assets, except (A) for sales of real property in connection with the foreclosure of any TRMT Loan, (B) pursuant to the TRMT Repurchase Agreement in the Ordinary Course of Business, or (C) for TRMT Permitted Liens;

(viii)          incur, create or assume any Indebtedness for borrowed money or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person in excess of $2,000,000 in the aggregate (other than a wholly owned TRMT Subsidiary), except (A) pursuant to the TRMT Repurchase Agreement in the Ordinary Course of Business, (B) to refinance at maturity or in connection with the Transactions any existing Indebtedness of TRMT or the TRMT Subsidiaries to the extent that the aggregate principal amount of such Indebtedness is not increased as a result thereof, or (C) loans or advances by TRMT or a direct or indirect wholly owned TRMT Subsidiary to a direct or indirect wholly owned TRMT Subsidiary, and, in each case, to the extent the terms of such Indebtedness do not, in TRMT’s reasonable judgment at the time of such incurrence, have a TRMT Material Adverse Effect;

(ix)             make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements to any such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, except (A) for loans made in the Ordinary Course of Business and TRMT’s investment strategies, and (B) by TRMT or a wholly owned TRMT Subsidiary to or for the benefit of TRMT or a wholly owned TRMT Subsidiary;

(x)               enter into, renew, modify, amend or terminate in a manner adverse to TRMT or any TRMT Subsidiary, or waive, release, compromise or assign any rights or claims under, any TRMT Material Contract (or any contract that, if existing as of the date hereof, would be a TRMT Material Contract), other than (A) any termination or renewal in accordance with the terms of any existing TRMT Material Contract, or (B) as may be reasonably necessary to comply with the terms of this Agreement or as required or necessitated by this Agreement, the Merger or the other Transactions;

(xi)             waive, release or assign any material rights or claims or make any payment, direct or indirect, of any liability of TRMT or any TRMT Subsidiary in an amount in excess of $2,000,000 before it is due in accordance with its terms;

(xii)            settle or compromise, or offer or propose to settle, (A) any legal action, suit, investigation, arbitration or proceeding, in each case made or pending against TRMT or any of the TRMT Subsidiaries involving an amount paid in settlement in excess of, $1,000,000 individually or $2,000,000 in the aggregate or which would include any material non-monetary relief, and (B) any material legal action, suit, investigation, arbitration or proceeding involving any present, former or purported holder or group of holders of TRMT Common Shares, other than in accordance with Section 7.7;

(xiii)           make any material change to its methods of accounting in effect at December 31, 2020, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law, or make any material change, other than in the Ordinary Course of Business or as previously disclosed in the TRMT SEC Documents, with respect to accounting policies, unless required by GAAP (or any interpretation thereof) or the SEC;

(xiv)           enter into any new line of business;

(xv)            subject to Section 6.1(a)(iii), knowingly take any action, or knowingly fail to take any action, which action or failure would reasonably be expected to cause (A) TRMT to fail to qualify for taxation as a REIT, or (B) any TRMT Subsidiary (1) to cease to be treated as any of a partnership, a QRS, a REIT or a TRS under the applicable provisions of the Code, as the case may be, or (2) that is not treated as a TRS at the date hereof to be so treated; provided, however, if an action described in clause (A) or (B) is required by Law or is necessary to preserve TRMT’s qualification for taxation as a REIT under the Code, TRMT shall (1) promptly notify RMRM, (2) make reasonable effort to permit RMRM to review and comment on such action, and (3) take such action;

(xvi)           (A) make or rescind any material election relating to Taxes, (B) file an amendment to any material Tax Return, or (C) settle or compromise any material federal, state, local or foreign Tax liability, or waive or extend the statute of limitations in respect of such material Taxes; provided, however, if an action described in clause (A), (B) or (C) is required by Law or is necessary to preserve TRMT’s qualification for taxation as a REIT under the Code, TRMT shall (1) promptly notify RMRM, (2) make reasonable effort to permit RMRM to review and comment on such action, and (3) take such action;

(xvii)          authorize or adopt, or publicly propose, a plan of merger, complete or partial liquidation, consolidation, recapitalization or bankruptcy reorganization, except (A) as permitted pursuant to Section 7.3, or (B) with respect to any TRMT Subsidiary in the Ordinary Course of Business and in a manner that would not reasonably be expected to have a TRMT Material Adverse Effect;

(xviii)         amend or modify the compensation payable by TRMT to Citigroup Global Markets Inc. in connection with the Merger or the other Transactions in a manner materially adverse to TRMT or any TRMT Subsidiary; or

(xix)            authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 6.1(a)(iii), Section 6.1(a)(xv) and Section 6.1(a)(xvi), nothing in this Agreement shall prohibit TRMT from taking any action, at any time or from time to time, that in the reasonable judgment of the TRMT Board, upon advice of counsel to TRMT, is reasonably necessary for TRMT to qualify or remain qualified for taxation as a REIT under the Code for any period or portion thereof ending on or prior to the Merger Effective Time or to eliminate or reduce entity level income or excise Taxes under Sections 856, 857, 860 and 4981 of the Code (and similar provisions of state or local Tax Law) for any period or portion thereof ending on or prior to the Closing Date.

(b)               TRMT shall (i) use reasonable best efforts to obtain the opinions of counsel referred to in Section 8.2(e) and Section 8.3(f), (ii) deliver to Sullivan & Worcester LLP and Skadden, Arps, Slate, Meagher & Flom LLP an officer’s certificate in a form substantially similar to Exhibit F, dated as of the Closing Date and signed by an officer of TRMT, (a “TRMT Tax Representation Letter”), and (iii) deliver to TRMT REIT Tax Counsel and Skadden, Arps, Slate, Meagher & Flom LLP an officer’s certificate in a form substantially similar to other officer’s certificates pertaining to REIT tax compliance delivered by TRMT to TRMT REIT Tax Counsel from time to time, dated as of the Closing Date and signed by an officer of TRMT, containing representations of TRMT as shall be reasonably necessary or appropriate to enable TRMT REIT Tax Counsel to render the opinion described in Section 8.2(e) on the Closing Date.

Section 6.2            Conduct of Business by RMRM Pending the Closing.

(a)           RMRM agrees that during the Interim Period, except (i) as expressly contemplated or permitted by this Agreement, including Section 7.3, (ii) as may be required by Law, or (iii) as consented to in writing by TRMT (which consent shall not be unreasonably withheld, delayed or conditioned), RMRM (A) shall, and shall cause each of the RMRM Subsidiaries to, conduct its business in all material respects in the Ordinary Course of Business, and (B) agrees that during the Interim Period RMRM shall not, and shall not permit any RMRM Subsidiary to:

(i)              other than the RMRM Post-Merger Charter and the RMRM Post-Merger Bylaws that will be adopted in connection with the Merger, amend or propose to amend the RMRM Governing Documents or any RMRM Subsidiary Governing Documents (including by merger, consolidation or otherwise) or (A) grant any exception pursuant to Section 5.2.6(a) of the RMRM Charter, or (B) establish or increase an “Excepted Holder Limit” for any “Excepted Holder”, as such terms are defined in Section 5.1 of the RMRM Charter;

(ii)             split, combine, subdivide, consolidate or reclassify any RMRM Common Shares, capital stock or other equity interests of RMRM;

(iii)          declare, set aside for payment or pay any dividend on or make any other actual, constructive or deemed distribution (whether in cash, shares, property or otherwise) with respect to any shares of beneficial interest, capital stock or other equity interests of RMRM or any RMRM Subsidiary or otherwise make any payment to its or their shareholders or other equityholders in their capacity as such, other than (A) the declaration and payment of cash dividends or other distributions for the period up to the Closing Date at a rate not to exceed an annual rate of $0.60 per RMRM Common Share (including, to the extent RMRM has given TRMT at least three (3) Business Days’ prior written notice of its intent to declare such a prorated dividend or other distribution, any prorated amount from the date of the payment of the last such regular dividend or distribution through the Closing Date), or (B) the declaration and payment of dividends or other distributions to RMRM or a direct or indirect wholly owned RMRM Subsidiary by any direct or indirect wholly owned RMRM Subsidiary; provided, however, that, notwithstanding the restrictions on dividends and other distributions in this Agreement, including this Section 6.2(a)(iii), RMRM may, with TRMT’s consent (which consent shall not be unreasonably conditioned, withheld or delayed), make any applicable RMRM Special Distribution, it being understood that TRMT may condition its consent upon an appropriate increase of the Exchange Ratio to be agreed upon by the Parties;

(iv)           redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any shares of beneficial interest, capital stock or other equity interests of RMRM or any RMRM Subsidiary, except (A) with respect to the repurchase or retention of RMRM Common Shares to satisfy withholding Tax obligations with respect to awards granted pursuant to the RMRM Equity Compensation Plan, if approved by the holders of RMRM Common Shares at the RMRM 2021 annual meeting of shareholders, or (B) in accordance with Article V of the RMRM Charter;

(v)            issue, sell, pledge, dispose, encumber or grant, or authorize or propose the issuance, sale, pledge, disposition, encumbrance or grant of, any shares of beneficial interest, capital stock or other equity interests of the RMRM or any RMRM Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any of the foregoing, except for (A) issuances by a wholly owned, directly or indirectly, RMRM Subsidiary to RMRM or another existing wholly owned, directly or indirectly, RMRM Subsidiary, or (B) issuances of RMRM Common Shares pursuant to the RMRM Equity Compensation Plan, if approved by the holders of RMRM Common Shares at the RMRM 2021 annual meeting of shareholders, in the Ordinary Course of Business with respect to other REITs managed by TRA;

(vi)          acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any corporation, partnership, limited liability company, trust, other business organization or any division or material amount of assets thereof, except acquisitions by RMRM or any wholly owned RMRM Subsidiary of or from an existing wholly owned RMRM Subsidiary;

(vii)         sell, pledge, assign, transfer, lease, license, dispose of or encumber, or agree to do any of the foregoing, with respect to, any property or assets, except (A) for sales of real property in connection with the foreclosure of any RMRM Loan, (B) pursuant to the RMRM Repurchase Agreement in the Ordinary Course of Business, or (C) RMRM Permitted Liens;

(viii)          incur, create or assume any Indebtedness for borrowed money or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person in excess of $2,000,000 in the aggregate (other than a wholly owned RMRM Subsidiary), except (A) pursuant to the RMRM Repurchase Agreement in the Ordinary Course of Business, (B) to refinance at maturity or in connection with the Transactions any existing Indebtedness of RMRM or the RMRM Subsidiaries to the extent that the aggregate principal amount of such Indebtedness is not increased as a result thereof, or (C) loans or advances by RMRM or a direct or indirect wholly owned RMRM Subsidiary to a direct or indirect wholly owned RMRM Subsidiary, and, in each case, to the extent the terms of such Indebtedness do not, in RMRM’s reasonable judgment at the time of such incurrence, have an RMRM Material Adverse Effect;

(ix)             make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements to any such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than in the Ordinary Course of Business, except by RMRM or a wholly owned RMRM Subsidiary to or for the benefit of RMRM or a wholly owned RMRM Subsidiary;

(x)              enter into, renew, modify, amend or terminate in a manner adverse to RMRM or any RMRM Subsidiary, or waive, release, compromise or assign any rights or claims under, any RMRM Material Contract (or any contract that, if existing as of the date hereof, would be an RMRM Material Contract), other than (A) any termination or renewal in accordance with the terms of any existing RMRM Material Contract, or (B) as may be reasonably necessary to comply with the terms of this Agreement or as required or necessitated by this Agreement, the Merger or the other Transactions;

(xi)            waive, release or assign any material rights or claims or make any payment, direct or indirect, of any liability of RMRM or any RMRM Subsidiary in an amount in excess of $2,000,000 before it is due in accordance with its terms;

(xii)            settle or compromise, or offer or propose to settle, (A) any legal action, suit, investigation, arbitration or proceeding, in each case made or pending against RMRM or any of the RMRM Subsidiaries involving an amount paid in settlement in excess of $1,000,000 individually or $2,000,000 in the aggregate or which would include any material non-monetary relief, and (B) any material legal action, suit, investigation, arbitration or proceeding involving any present, former or purported holder or group of holders of RMRM Common Shares, other than in accordance with Section 7.7;

(xiii)          make any material change to its methods of accounting in effect at January 5, 2021, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law, or make any material change, other than in the Ordinary Course of Business or as previously disclosed in the RMRM SEC Documents, with respect to accounting policies, unless required by GAAP (or any interpretation thereof) or the SEC;

(xiv)           enter into any new line of business;

(xv)           subject to Section 6.2(a)(iii), knowingly take any action, or knowingly fail to take any action, which action or failure would reasonably be expected to cause (A) RMRM to fail to qualify for taxation as a REIT, or (B) any RMRM Subsidiary (1) to cease to be treated as any of a partnership, a QRS, a REIT or a TRS under the applicable provisions of the Code, as the case may be, or (2) that is not treated as a TRS at the date hereof to be so treated; provided, however, if an action described in clause (A) or (B) is required by Law or is necessary to preserve RMRM’s qualification for taxation as a REIT under the Code, RMRM shall (1) promptly notify TRMT, (2) make reasonable effort to permit TRMT to review and comment on such action, and (3) take such action;

(xvi)           (A) make or rescind any material election relating to Taxes, excluding the election of RMRM to be taxed as a REIT effective for its tax year ended December 31, 2020, (B) file an amendment to any material Tax Return, or (C) settle or compromise any material federal, state, local or foreign Tax liability, or waive or extend the statute of limitations in respect of such material Taxes; provided, however, if an action described in clause (A), (B) or (C) is required by Law or is necessary to preserve RMRM’s qualification for taxation as a REIT under the Code, RMRM shall (1) promptly notify TRMT, (2) make reasonable effort to permit TRMT to review and comment on such action, and (3) take such action;

(xvii)        authorize or adopt, or publicly propose, a plan of merger, complete or partial liquidation, consolidation, recapitalization or bankruptcy reorganization, except (A) as permitted pursuant to Section 7.3, or (B) with respect to (1) any RMRM pending acquisition permitted pursuant to Section 6.2(a)(vi), or (2) any RMRM Subsidiary in the Ordinary Course of Business and in a manner that would not reasonably be expected to have an RMRM Material Adverse Effect;

(xviii)        amend or modify the compensation payable by RMRM to UBS Securities LLC in connection with the Merger or the other Transactions in a manner materially adverse to RMRM or any RMRM Subsidiary; or

(xix)          authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 6.2(a)(iii), Section 6.2(a)(xv) and Section 6.2(a)(xvi), nothing in this Agreement shall prohibit RMRM from taking any action, at any time or from time to time, that in the reasonable judgment of the RMRM Board, upon advice of counsel to RMRM, is reasonably necessary for RMRM to qualify or remain qualified for taxation as a REIT under the Code for any period or portion thereof ending on or prior to the Merger Effective Time or to eliminate or reduce entity level income or excise Taxes under Sections 856, 857, 860 and 4981 of the Code (and similar provisions of state or local Tax Law) for any period or portion thereof ending on or prior to the Closing Date.

(b)          RMRM shall (i) use reasonable best efforts to obtain the opinions of counsel referred to in Section 8.3(e) and Section 8.2(f), (ii) deliver to Sullivan & Worcester LLP and Skadden, Arps, Slate, Meagher & Flom LLP an officer’s certificate in a form substantially similar to Exhibit G, dated as of the Closing Date and signed by an officer of RMRM, (a “RMRM Tax Representation Letter”), and (iii) deliver to RMRM REIT Tax Counsel and Skadden, Arps, Slate, Meagher & Flom LLP an officer’s certificate, dated as of the Closing Date and signed by an officer of RMRM, containing representations of RMRM as shall be reasonably necessary or appropriate to enable RMRM REIT Tax Counsel to render the opinion described in Section 8.3(e) on the Closing Date.

Section 6.3           Other Actions. Each Party agrees that, during the Interim Period, except as contemplated or permitted by this Agreement, including as permitted by Section 7.3, such Party shall not, directly or indirectly, without the prior written consent of the other Party, take or cause to be taken any action that would reasonably be expected to materially prevent or delay consummation of the Merger or the other Transactions, or enter into any agreement to or otherwise make a commitment, to take any such action.

ARTICLE 7

ADDITIONAL COVENANTS

Section 7.1            Preparation of Form S-4 and Joint Proxy Statement; Shareholder Approvals.

(a)           As promptly as reasonably practicable following the date of this Agreement, (i) TRMT and RMRM shall jointly prepare and cause to be filed with the SEC as part of the Form S-4 the Joint Proxy Statement in preliminary form relating to the TRMT Shareholder Meeting and the RMRM Shareholder Meeting, and (ii) RMRM shall prepare (with TRMT’s reasonable cooperation) and cause to be filed with the SEC, the Form S-4, which will include the Joint Proxy Statement as a prospectus, for the registration under the Securities Act of the RMRM Common Shares to be issued in the Merger. Each of RMRM and TRMT shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and keep the Form S-4 effective for so long as necessary to complete the Merger unless this Agreement is terminated pursuant to Section 9.1, and to ensure that the Form S-4 and the Joint Proxy Statement comply in all material respects with the applicable provisions of the Exchange Act and the Securities Act. Each of TRMT and RMRM shall furnish all information concerning itself, its Affiliates and the holders of its shares of beneficial interest or other equity interests to the other and provide such other assistance as may be reasonably requested by the other in connection with the preparation, filing and distribution of the Form S-4 and the Joint Proxy Statement and shall provide to their and each other’s counsel such representations as are reasonably necessary to render the opinions required to be filed therewith. The Form S-4 and the Joint Proxy Statement shall include all information reasonably requested by such other Party to be included therein. Each of TRMT and RMRM shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or the Joint Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Form S-4 or the Joint Proxy Statement received from the SEC and advise the other Party of any oral comments with respect to the Form S-4 or the Joint Proxy Statement received from the SEC. Each of TRMT and RMRM shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Joint Proxy Statement, and RMRM shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments from the SEC with respect thereto, each of TRMT and RMRM shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response). RMRM shall advise TRMT, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the registration or qualification of the RMRM Common Shares issuable in connection with the Merger for offering or sale in any jurisdiction, and RMRM shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. RMRM shall also take any other action reasonably required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the RMRM Common Shares in the Merger, and TRMT shall furnish all information concerning TRMT and the holders of the TRMT Common Shares as may be reasonably requested in connection with any such actions.

(b)           If, at any time prior to the receipt of the TRMT Shareholder Approval or the RMRM Shareholder Approval, any information relating to TRMT or RMRM, or any of their respective Affiliates, should be discovered by TRMT or RMRM which, in the reasonable judgment of TRMT or RMRM, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein (in the case of the Joint Proxy Statement, in light of the circumstances under which they were made) not misleading, the Party that discovers such information shall promptly notify the other Party hereto, and TRMT and RMRM shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Form S-4 or the Joint Proxy Statement and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to holders of the TRMT Common Shares and holders of the RMRM Common Shares. Nothing in this Section 7.1(b) shall limit the obligations of any Party under Section 7.1(a). For purposes of Section 4.6 and this Section 7.1, any information concerning or related to TRMT, the TRMT Subsidiaries or the TRMT Shareholder Meeting will be deemed to have been provided by TRMT, and any information concerning or related to RMRM, the RMRM Subsidiaries or the RMRM Shareholder Meeting will be deemed to have been provided by RMRM.

(c)           As promptly as reasonably practicable following the date of this Agreement, TRMT shall, in accordance with applicable Law and the TRMT Governing Documents, establish a record date for, duly call, give notice of, convene and hold the TRMT Shareholder Meeting. TRMT shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the holders of the TRMT Common Shares entitled to vote at the TRMT Shareholder Meeting and to hold the TRMT Shareholder Meeting as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act. TRMT shall include the TRMT Board Recommendation in the Joint Proxy Statement and shall use its reasonable best efforts to obtain the TRMT Shareholder Approval, except to the extent that the TRMT Board shall have made an Adverse Recommendation Change as permitted by Section 7.3(d). Notwithstanding the foregoing provisions of this Section 7.1(c), if, on a date for which the TRMT Shareholder Meeting is scheduled, TRMT has not received proxies representing a sufficient number of TRMT Common Shares to obtain the TRMT Shareholder Approval, whether or not a quorum is present, TRMT shall have the right to make one or more successive postponements or adjournments of the TRMT Shareholder Meeting; provided that the TRMT Shareholder Meeting may not be postponed or adjourned to a date after the date that is three (3) Business Days prior to the Outside Date. Nothing contained in this Agreement (absent termination of this Agreement in accordance with its terms) shall be deemed to relieve TRMT of its obligation to submit the Merger and the other Transactions to which TRMT is a party to holders of the TRMT Common Shares for a vote on the approval thereof. TRMT agrees that, unless this Agreement shall have been terminated in accordance with Section 9.1, its obligations to hold the TRMT Shareholder Meeting pursuant to this Section 7.1(c) shall not be affected by an Adverse Recommendation Change or by any development, fact, circumstance or change that would give rise to a right of the TRMT Board or the RMRM Board to make an Adverse Recommendation Change.

(d)          As promptly as reasonably practicable following the date of this Agreement, RMRM shall, in accordance with applicable Law and the RMRM Governing Documents, establish a record date for, duly call, give notice of, convene and hold the RMRM Shareholder Meeting. RMRM shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the shareholders of RMRM entitled to vote at the RMRM Shareholder Meeting and to hold the RMRM Shareholder Meeting as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act. RMRM shall include the RMRM Board Recommendation in the Joint Proxy Statement and use its reasonable best efforts to obtain the RMRM Shareholder Approval, except to the extent that the RMRM Board shall have made an Adverse Recommendation Change as permitted by Section 7.3(d). Notwithstanding the foregoing provisions of this Section 7.1(d), if, on a date for which the RMRM Shareholder Meeting is scheduled, RMRM has not received proxies representing a sufficient number of RMRM Common Shares to obtain the RMRM Shareholder Approval, whether or not a quorum is present, RMRM shall have the right to make one or more successive postponements or adjournments of the RMRM Shareholder Meeting; provided that the RMRM Shareholder Meeting may not be postponed or adjourned to a date that is after the date that is three (3) Business Days prior to the Outside Date.

(e)          TRMT and RMRM will use their respective reasonable best efforts to hold the TRMT Shareholder Meeting and the RMRM Shareholder Meeting on the same date and as promptly as reasonably practicable after the date of this Agreement.

(f)           The parties acknowledge that contemporaneously with the execution of this Agreement, (i) TRA has entered into a voting agreement with RMRM (the “TRA Voting Agreement”) pursuant to which it has irrevocably agreed to vote all TRMT Common Shares which it is entitled to vote in favor of the Merger at any meeting of shareholders of TRMT called for such purpose and any adjournment thereof, held on or before the Outside Date, and (ii) Diane Portnoy, in her capacity as a holder of more than 5% of the outstanding RMRM Common Shares, has entered into a voting agreement with TRMT (the “DP Voting Agreement”) pursuant to which she has irrevocably agreed to vote all RMRM Common Shares which she is entitled to vote in favor of the issuance of RMRM Common Shares in the Merger as contemplated by this Agreement at any meeting of shareholders of RMRM called for such purpose and any adjournment thereof, held on or before the Outside Date.

Section 7.2            Access; Confidentiality.

(a)           During the Interim Period, to the extent permitted by applicable Law, TRMT, on the one hand, and RMRM, on the other hand, shall, and TRMT and RMRM shall cause the TRMT Subsidiaries and the RMRM Subsidiaries, respectively, and their respective Representatives to, afford to the other Party and its Representatives reasonable access (including for the purpose of coordinating transition planning) during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, contracts, commitments and records and to their officers, accountants, manager’s employees, counsel and other Representatives, and those of the TRMT Subsidiaries or the RMRM Subsidiaries, as applicable, and, during such period, each Party shall reasonably promptly make available to the other Party, (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities Laws, and (ii) all other information (financial or otherwise) concerning its business and properties as such other Party may reasonably request. Notwithstanding the foregoing, neither TRMT nor RMRM shall be required by this Section 7.2 to provide the other Party or the Representatives of such other Party with access to or to disclose information (A) relating to meetings or deliberations of its board of trustees (or an authorized committee thereof) or communications among the members thereof or with their Representatives, (B) relating to the consideration, negotiation or performance of this Agreement and related agreements, (C) the disclosure of which would violate any Law, legal duty or contractual obligation of the Party or any of its Representatives to any third party (provided, however, that the withholding Party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law, legal duty or contractual obligation and provided, further, however that this subclause (C) shall not apply to any contractual obligation pursuant to an Acceptable Confidentiality Agreement), or (D) if it would jeopardize attorney work product or attorney client privilege.

(b)          Each of the Parties will hold, and will cause its Representatives and Affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 7.2, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the form of confidentiality agreement attached hereto as Exhibit A as if such Party was a “Recipient” as defined therein.

Section 7.3            No Solicitation; Change in Recommendation.

(a)          Except as expressly permitted by this Section 7.3, during the Interim Period, RMRM and TRMT shall, and shall cause the RMRM Subsidiaries and the TRMT Subsidiaries, respectively, and their respective Representatives, (i) to immediately cease any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to a Competing Proposal (or that may be ongoing with respect to any inquiry or proposal that may be reasonably expected to lead to a Competing Proposal), request that any such Person and its Representatives promptly return or destroy all confidential information concerning RMRM and the RMRM Subsidiaries and TRMT and the TRMT Subsidiaries and immediately terminate all physical and electronic data room access granted to any such Person or its Representatives, and (ii) not to, directly or indirectly, (A) solicit, initiate or knowingly facilitate or knowingly encourage any inquiry or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Competing Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person information in connection with or for the purpose of encouraging or facilitating, a Competing Proposal, or (C) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, agreement in principle or other agreement with respect to a Competing Proposal (other than an Acceptable Confidentiality Agreement) (each, an “Acquisition Agreement”). Notwithstanding the foregoing in this Section 7.3(a), upon the unsolicited request of a third party, the Party receiving such request (the “Request Recipient”) may grant a waiver of a standstill, confidentiality, or similar obligation for the purpose of allowing a third party to make a confidential unsolicited Competing Proposal to the Request Recipient’s board of trustees (or an authorized committee thereof) if contemporaneously with granting such waiver, the Request Recipient notifies the other Party of such waiver, such notice to be made orally and confirmed in writing, and of the identity of the Person(s) receiving such waiver. It is agreed that any violation of the restrictions set forth in this Section 7.3(a) by any Representative of RMRM or TRMT or any of the RMRM Subsidiaries or the TRMT Subsidiaries shall be deemed to be a breach of this Section 7.3(a) by RMRM or TRMT, as applicable.

(b)          Notwithstanding anything to the contrary contained in this Section 7.3(b), if a Party or any RMRM Subsidiary or TRMT Subsidiary, as applicable, receives a written Competing Proposal (such Party, the “Proposal Recipient”) from any Person or group of Persons at any time on or after the date of this Agreement and prior to obtaining the RMRM Shareholder Approval or the TRMT Shareholder Approval, as applicable, that the Proposal Recipient’s board of trustees (or an authorized committee thereof) determines in good faith, after consultation with the Proposal Recipient’s outside financial advisors and outside legal counsel, constitutes or is reasonably likely to result in a Superior Proposal, which Competing Proposal was received in circumstances not otherwise involving a material breach by the Proposal Recipient of this Section 7.3, the Proposal Recipient may, or may cause its Representatives to, in response to such Competing Proposal, and subject to compliance with Section 7.3(c), (i) contact such Person or group of Persons to clarify the terms and conditions thereof, (ii) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Proposal Recipient and the RMRM Subsidiaries or the TRMT Subsidiaries, as applicable, to the Person or group of Persons who has made such Competing Proposal, provided that the Proposal Recipient shall, prior to or concurrently with the time such information is provided to such Person or group of Persons, provide to the other Party any non-public information concerning the Proposal Recipient or any of the RMRM Subsidiaries or the TRMT Subsidiaries, as applicable, that is provided to any such Person or group of Persons which was not previously provided to the other Party or its Representatives, and (iii) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Competing Proposal regarding such Competing Proposal. It is agreed that any violation of the restrictions set forth in this Section 7.3(b) by any Representative of the Proposal Recipient, or any RMRM Subsidiary or TRMT Subsidiary, as applicable, shall be deemed to be a breach of this Section 7.3(b) by the Proposal Recipient.

(c)          The Proposal Recipient shall (i) promptly, and in any event no later than forty eight (48) hours after receipt of any Competing Proposal or request for non-public information in connection therewith, as applicable, advise the other Party in writing of the receipt of such Competing Proposal and any request for confidential information in connection with such Competing Proposal, the material terms of such Competing Proposal and the identity of the Person or group of Persons making such Competing Proposal or request for confidential information, and (ii) keep the other Party reasonably advised of all material developments affecting the terms (including all changes to the material terms) and status of such Competing Proposal, including the status of discussions or negotiations regarding such Competing Proposal.

(d)          Except as expressly permitted by this Section 7.3(d), neither the RMRM Board (or an authorized committee thereof) nor the TRMT Board (or an authorized committee thereof) shall (i) (A) in the case of the RMRM Board (or an authorized committee thereof), fail to recommend to the holders of the RMRM Common Shares that the RMRM Shareholder Approval be given or fail to include the RMRM Board Recommendation in the Joint Proxy Statement, and, in the case of the TRMT Board (or an authorized committee thereof), fail to recommend to the holders of the TRMT Common Shares that the TRMT Shareholder Approval be given or fail to include the TRMT Board Recommendation in the Joint Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify the RMRM Board Recommendation (or the RMRM Special Committee’s recommendation to the RMRM Board with respect to the Merger or the other Transactions) or the TRMT Board Recommendation (or the TRMT Special Committee’s recommendation to the TRMT Board with respect to the Merger or the other Transactions), as applicable, in each case in a manner adverse to the other Party, or (C) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, a Competing Proposal (actions described in this clause (i) being referred to as an “Adverse Recommendation Change”), or (ii) authorize, cause or permit RMRM or TRMT, as applicable, or any of the RMRM Subsidiaries or the TRMT Subsidiaries, as applicable, to enter into any Acquisition Agreement. Notwithstanding anything to the contrary herein, prior to the time the RMRM Shareholder Approval, in the case of RMRM, or the TRMT Shareholder Approval, in the case of TRMT, is obtained, and subject to material compliance with this Section 7.3(d) and Sections 7.3(a)-(c), the RMRM Board (or an authorized committee thereof) or the TRMT Board (or an authorized committee thereof), as applicable, may make an Adverse Recommendation Change and/or terminate this Agreement pursuant to Section 9.1(c)(iii), in the case of RMRM, if (A) (1) a written Competing Proposal is received by it and such Competing Proposal is not withdrawn, and (2) prior to taking such action, the Proposal Recipient’s board of trustees (or an authorized committee thereof), has determined in good faith after consultation with the Proposal Recipient’s outside legal counsel and outside financial advisors, that such Competing Proposal constitutes a Superior Proposal, or (B) an Intervening Event occurs with respect to RMRM or TRMT and the RMRM Board (or an authorized committee thereof) or the TRMT Board (or an authorized committee thereof), as applicable, determines in good faith, after consultation with its outside legal counsel, that failure to effect an Adverse Recommendation Change would be inconsistent with their trustees’ duties under applicable Law of the State of Maryland; provided, however, that the RMRM Board (or an authorized committee thereof) or the TRMT Board (or an authorized committee thereof), as applicable, may not take any action contemplated by clause (A) or (B) of this sentence unless:

(1)               if such action is taken in connection with any such Competing Proposal, (a) the Proposal Recipient has given the other Party at least three (3) Business Days’ prior written notice of its intention to take such action (which notice shall include the information with respect to such Competing Proposal that is specified in Section 7.3(c) as well as a copy of any proposal and any then existing drafts of the definitive agreement and other material documentation providing for such Competing Proposal), (b) the Proposal Recipient has negotiated in good faith with the other Party, to the extent the other Party wishes to negotiate, during such notice period to enable the other Party to propose in writing revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute (in the good faith determination of the board of trustees of the Proposal Recipient (or an authorized committee thereof) after consultation with its outside legal counsel and outside financial advisors) a Superior Proposal, (c) following the end of such notice period, the Proposal Recipient’s board of trustees (or an authorized committee thereof) shall have considered in good faith any proposed revisions to this Agreement proposed in writing by the other Party and shall have determined that, after consultation with the Proposal Recipient’s outside financial advisors and outside legal counsel, the Superior Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect, and (d) in the event of any change to the material terms of such Superior Proposal, the Proposal Recipient shall, in each case, have delivered to the other Party an additional notice consistent with that described in subclause (a) above and the notice period shall have recommenced, except that the notice period shall be at least one (1) Business Day; and

(2)               if such action is taken in connection with any such Intervening Event, (x) RMRM or TRMT, as applicable, has given the other Party at least three (3) Business Days’ prior written notice of its intention to take such action (which notice shall include in reasonable detail the basis for such action), (y) such Party has negotiated in good faith with the other Party, to the extent the other Party wishes to negotiate, during such notice period to enable the other Party to propose in writing revisions to the terms of this Agreement such that the failure to make an Adverse Recommendation Change would no longer be inconsistent with their trustees’ duties under applicable Law of the State of Maryland, and (z) following the end of such notice period, the RMRM Board (or an authorized committee thereof) or the TRMT Board (or an authorized committee thereof), as applicable, shall have considered in good faith any proposed revisions to this Agreement proposed in writing by the other Party and shall have determined that, after consultation with its outside legal counsel, the failure to make an Adverse Recommendation Change would still be inconsistent with their trustees’ duties under applicable Law of the State of Maryland if such revisions were to be given effect.

(e)          Except to the extent provided in Section 7.3(c) or Section 7.3(d), nothing in this Section 7.3 shall prohibit the RMRM Board (or an authorized committee thereof) or the TRMT Board (or an authorized committee thereof) from complying with Rule 14d-9 and Rule 14e-2(a) under the Exchange Act or otherwise complying with its disclosure obligations under applicable Law with regard to a Competing Proposal; provided that, if such disclosure has the effect of withdrawing or adversely modifying the RMRM Board Recommendation or the TRMT Board Recommendation, as applicable, such disclosure shall be deemed to be an Adverse Recommendation Change. Notwithstanding anything in this Agreement to the contrary, the RMRM Board shall not be required to submit this Agreement to the holders of the RMRM Common Shares if the RMRM Board shall have effected an Adverse Recommendation Change permitted by this Section 7.3, and the RMRM Board may submit to the holders of RMRM Common Shares, any Competing Proposal.

(f)           As used in this Agreement, a “Competing Proposal” means any proposal or offer from any Person (other than any Party) or “group”, within the meaning of Section 13(d) of the Exchange Act, to a Party relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition or purchase of twenty percent (20%) or more of the consolidated assets (including equity interests in subsidiaries) of such Party (based on the fair market value thereof, as determined in good faith by the board of trustees of such Party (or an authorized committee thereof) as applicable, after consultation with such Party’s outside financial advisors and independent accountants), as applicable, or assets comprising twenty percent (20%) or more of the revenues or earnings on a consolidated basis of such Party, (ii) acquisition of twenty percent (20%) or more of the outstanding equity securities of such Party or any class of equity securities of such Party, (iii) tender offer or exchange offer that, if consummated, would result in any Person beneficially owning twenty percent (20%) or more of any class of equity securities of such Party, (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving such Party or any RMRM Subsidiary or TRMT Subsidiary, as applicable, that comprise twenty percent (20%) or more of the assets, revenues or earnings on a consolidated basis of such Party, as applicable, or (v) any combination of the foregoing types of transactions, if the sum of the percentage of consolidated assets, consolidated revenues or earnings and any class of equity securities of such Party involved is twenty percent (20%) or more.

(g)          As used in this Agreement, a “Superior Proposal” means a bona fide written Competing Proposal (except that, for purposes of this definition, the references in the definition of “Competing Proposal” to “twenty percent (20%)” shall be replaced by “seventy-five percent (75%)”) made by a Person or “group”, within the meaning of Section 13(d) of the Exchange Act, on terms that the Proposal Recipient’s board of trustees (or an authorized committee thereof) determines in good faith, after consultation with the Proposal Recipient’s outside financial advisors and outside legal counsel, taking into account all relevant financial, legal, regulatory and any other aspects of such proposal that the Proposal Recipient’s board of trustees (or such committee) deems relevant, including the identity of the Person making such proposal, financing terms and conditions to consummation, as well as any changes to the terms of this Agreement proposed by the other Party in response to such proposal or otherwise, (i) would, if consummated, result in a transaction that is more favorable to the holders of the Proposal Recipient’s equity interests (solely in their capacity as such) from a financial point of view than the Merger and the other Transactions, (ii) for which the third party has demonstrated that the financing for such offer is fully committed or is reasonably likely to be obtained, and (iii) is reasonably likely to receive all required approvals from any Governmental Authority and otherwise reasonably likely to be consummated on the terms proposed.

Section 7.4            Public Announcements. The initial press releases and initial investor presentations with respect to the execution and delivery of this Agreement shall be reasonably agreed upon by RMRM and TRMT. Except with respect to any Adverse Recommendation Change or any action taken pursuant to, and in accordance with Section 7.3, so long as this Agreement is in effect, the Parties hereto shall, to the extent reasonable under the circumstances, consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement, the Merger or any of the other Transactions and provide such Party with an opportunity to review and comment upon such press release or other public announcement or filing, which comments the other Party shall consider in good faith; provided, that a Party may, without consulting with or pursuing the other Party’s review, issue such press release or make such public statement or filing with respect to this Agreement, the Merger or any of the other Transactions as may be required by Law, Order or the applicable rules of Nasdaq.

Section 7.5            Indemnification; Trustees’, Directors’ and Officers’ Insurance.

(a)          From and after the Merger Effective Time, the Surviving Entity shall honor and comply with, to the fullest extent permissible under applicable Law, the obligations of TRMT with respect to indemnification, advancement of expenses and exculpation and related matters, under the TRMT Governing Documents in effect on the date hereof and under any indemnification or other similar agreements in effect on the date hereof (the “Indemnification Agreements”) to individuals who at or prior to the Merger Effective Time were officers, trustees, directors or agents of TRMT or a TRMT Subsidiary and covered by such TRMT Governing Documents or Indemnification Agreements (the “Covered Persons”) arising out of or relating to actions or omissions in their capacity as such occurring at or prior to the Merger Effective Time, including, but not limited to, in connection with the approval of this Agreement, the Merger and the other Transactions.

(b)          Without limiting the provisions of Section 7.5(a), for a period of six (6) years after the Merger Effective Time, the Surviving Entity shall: (i) indemnify and hold harmless each Covered Person against and from any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any action or omission or alleged action or omission in such Covered Person’s capacity as such, or (B) this Agreement, the Merger and any of the other Transactions; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including attorneys’ fees) of any Covered Person upon receipt of an undertaking, substantially in the form of that required under the Indemnification Agreements or in such other form as may be required by applicable Law as in effect at such time, by or on behalf of such Covered Person to repay such amount if it shall ultimately be determined by order of a court, regulatory authority or authorized adjudicating body that such Covered Person is not entitled to be indemnified. Notwithstanding anything to the contrary contained in this Section 7.5 or elsewhere in this Agreement, (x) the Surviving Entity shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit or proceeding against or investigation of a Covered Person for which indemnification may be sought under this Section 7.5(b) without the Covered Person’s prior written consent unless such settlement, compromise, consent or termination includes an unconditional release of such Covered Person from all liability arising out of such claim, action, suit, proceeding or investigation, (y) the Surviving Entity shall not be liable for any settlement effected without its prior written consent, and (z) the Surviving Entity shall not have any obligation hereunder to any Covered Person to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable Law, in which case the Covered Person shall promptly refund to the Surviving Entity the amount of all such expenses theretofore advanced pursuant hereto.

(c)          For a period of six (6) years after the Merger Effective Time, (i) the declaration of trust and bylaws of the Surviving Entity shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons for periods prior to and including the Merger Effective Time than are currently set forth in the TRMT Governing Documents; and (ii) the Surviving Entity shall (A) except to the extent such agreement provides for an earlier termination, cause to be maintained in effect the provisions regarding elimination of liability, indemnification and advancement of expenses in any other agreements of TRMT or the TRMT Subsidiaries with any Covered Persons that are in existence on the date of this Agreement, and (B) not amend, modify or repeal such provisions in any manner that would materially and adversely affect the rights or protections thereunder of any such Covered Person in respect of acts or omissions occurring or alleged to have occurred at or prior to the Merger Effective Time (including acts or omissions occurring in connection with the adoption of this Agreement and the consummation of the Merger and the other Transactions).

(d)          Prior to the Merger Effective Time, TRMT shall, in consultation with RMRM, obtain and fully pay the premium for the non-cancelable extension of coverage afforded by TRMT’s existing directors and officers liability insurance policies (the “D&O Insurance”), in each case, for a claims reporting or discovery period of at least six (6) years from and after the Merger Effective Time with respect to any claim related to any period of time at or prior to the Merger Effective Time from one or more insurance carriers with the same or better credit rating as TRMT’s current insurance carrier with respect to D&O Insurance with terms, conditions and retentions that are no less favorable in the aggregate than the coverage provided under TRMT’s existing policies (true, correct and complete copies of which have been provided to RMRM prior to the date hereof) and with limits of liability that are no lower than the limits on TRMT’s existing policies so long as the premium in the aggregate does not exceed three hundred percent (300%) of the annual aggregate premium(s) under TRMT’s existing policies; provided, that if the premium of such insurance coverage exceeds such amount, TRMT, in consultation with RMRM, shall be obligated to obtain a policy with the greatest coverage available, with respect to facts, acts, events or omissions occurring prior to the Merger Effective Time, for a cost not exceeding such amount.

(e)           In the event the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) liquidates, dissolves or winds up, or transfers or conveys all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Entity, as applicable, or such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume all of the applicable obligations set forth in this Section 7.5.

(f)           The Covered Persons (and their successors and heirs) are intended third party beneficiaries of this Section 7.5 and from and after the Merger Effective Time this Section 7.5 shall not be terminated or amended in a manner that is materially adverse to a Covered Person without such Covered Person’s consent.

Section 7.6            Appropriate Action; Consents; Filings.

(a)        Upon the terms and subject to the conditions set forth in this Agreement, each of TRMT and RMRM shall, and shall cause the TRMT Subsidiaries and the RMRM Subsidiaries, as applicable, and their respective Representatives to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any contract or agreement to consummate and make effective, as promptly as practicable, the Merger and the other Transactions, including (i) the taking of all actions necessary to cause the conditions to Closing set forth in ARTICLE 8 to be satisfied, (ii) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Merger and the other Transactions and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Merger and the other Transactions, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement and/or the consummation of the Merger or the other Transactions, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and the other Transactions, and to fully carry out the purposes of this Agreement.

(b)           In connection with and without limiting the foregoing, each of RMRM and TRMT shall give (or shall cause the RMRM Subsidiaries and the TRMT Subsidiaries, as applicable, and their respective Representatives to give) any notices to any Person, and each of RMRM and TRMT shall use, and cause each of the RMRM Subsidiaries and the TRMT Subsidiaries, as applicable, to use, reasonable best efforts to obtain any consents from any Person not covered by Section 7.6(a) that are necessary, proper or advisable to consummate the Merger or the other Transactions. Each of the Parties will furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other Party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between either Party and any Governmental Authority with respect to this Agreement or the consummation of the Merger or the other Transactions. To the extent reasonably practicable, the Parties or their Representatives shall have the right to review in advance, and each of the Parties will consult the others on, all the information relating to the other and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Merger or the other Transactions, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, neither TRMT nor RMRM shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry without giving the other Party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other Party the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Authority. Notwithstanding the foregoing, obtaining any approval or consent from any Person pursuant to this Section 7.6(b) shall not be a condition to the obligations of the Parties to consummate the Merger.

(c)          In connection with obtaining any approval or consent from any Person (other than any Governmental Authority) with respect to the Merger or the other Transactions, none of the Parties, the TRMT Subsidiaries or the RMRM Subsidiaries, or any Representatives of a Party, shall be obligated to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person prior to the Merger Effective Time. The Parties shall cooperate with respect to accommodations that may be requested or appropriate to obtain such consents.

Section 7.7            Notification of Certain Matters; Transaction Litigation.

(a)          Each Party shall give reasonably prompt notice to the other Party of, and keep the other Party reasonably informed on a current basis with respect to, any notice or other communication received by such Party from any Governmental Authority in connection with this Agreement, the Merger or the other Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other Transactions.

(b)          TRMT shall give prompt notice to RMRM, and RMRM shall give prompt notice to TRMT, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the Outside Date, or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement. Without limiting the foregoing, TRMT shall give prompt notice to RMRM, and RMRM shall give prompt notice to TRMT, if, to the Knowledge of such Party, the occurrence of any state of facts, change, development, event or condition would cause, or would reasonably be expected to cause, any of the conditions to Closing set forth herein not to be satisfied or satisfaction to be materially delayed. Notwithstanding anything to the contrary in this Agreement, the failure by TRMT or RMRM to provide such prompt notice under this Section 7.7(b) shall not constitute a breach of covenant for purposes of Section 8.2(b) or Section 8.3(b).

(c)           TRMT shall give prompt notice to RMRM of, and keep RMRM reasonably informed on a current basis with respect to, and RMRM shall give prompt notice to TRMT of, and keep TRMT reasonably informed on a current basis with respect to, any Action or subpoena commenced or, to such Party’s knowledge, threatened against, relating to or involving such Party or the TRMT Subsidiaries or RMRM Subsidiaries, as applicable, which relate to this Agreement, the Merger or the other Transactions. TRMT shall give RMRM the opportunity to reasonably participate in (but not control), subject to a customary joint defense agreement, the defense and settlement of any shareholder litigation (including arbitration proceedings) against TRMT and/or its trustees relating to this Agreement, the Merger or the other Transactions, and no such settlement shall be agreed to without RMRM’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). RMRM shall give TRMT the opportunity to reasonably participate in (but not control), subject to a customary joint defense agreement, the defense and settlement of any shareholder litigation (including arbitration proceedings) against RMRM and/or their trustees relating to this Agreement, the Merger or the other Transactions, and no such settlement shall be agreed to without TRMT’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 7.8           Exchange Listing. RMRM shall take all steps as may be reasonably necessary to cause the RMRM Common Shares to be issued in the Merger to be listed for trading on Nasdaq prior to the Merger Effective Time, and, subsequent to the Merger Effective Time, for the RMRM Common Shares to be traded on Nasdaq under the symbol “SHRC”.

Section 7.9           Section 16 Matters. Prior to the Merger Effective Time, TRMT and RMRM shall, as applicable, take all such steps to cause any dispositions of TRMT Common Shares or acquisitions of RMRM Common Shares (including derivative securities with respect to TRMT Common Shares or RMRM Common Shares, as applicable) resulting from the Merger or the other Transactions by each Person who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to TRMT to be exempt under Rule 16b-3 promulgated under the Exchange Act to the extent applicable.

Section 7.10         Delisting and Deregistering of TRMT Common Shares. The Surviving Entity shall use its reasonable best efforts to cause the TRMT Common Shares to be de-listed from Nasdaq and de-registered under the Exchange Act promptly following the Merger Effective Time.

Section 7.11          Cash Distributions. In the event that a cash distribution with respect to the TRMT Common Shares is permitted under the terms of this Agreement, has a record date prior to the Merger Effective Time and has not been paid prior to the Closing Date, to the extent practicable, such distribution shall be paid immediately prior to the Merger Effective Time to the holders of such TRMT Common Shares on such record date.

Section 7.12          Takeover Statutes. The Parties shall use their respective reasonable best efforts (a) to take all action necessary such that no Takeover Statute is or becomes applicable to the Merger or any of the other Transactions, and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary such that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Merger and the other Transactions.

Section 7.13         Certain Tax Matters. Each of RMRM and TRMT shall use its reasonable best efforts to cause the Merger to qualify as a reorganization under, and within the meaning of, Section 368(a) of the Code, including by executing and delivering the officers’ certificates referred to herein and reporting consistently for all federal, state, and local income Tax or other purposes. Neither RMRM nor TRMT shall take any action, or fail to take any action, that would reasonably be expected to cause the Merger to fail to qualify as a reorganization under, and within the meaning of, Section 368(a) of the Code.

Section 7.14          Subsidiaries. RMRM shall cause each RMRM Subsidiary to comply with and perform all of its obligations under or relating to this Agreement on the terms and conditions set forth in this Agreement. TRMT shall cause each TRMT Subsidiary to comply with and perform all of its obligations under or relating to this Agreement.

Section 7.15          Transfer Taxes. RMRM and TRMT shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, share transfer or stamp taxes, any transfer, recording, registration and other fees and any similar Taxes that become payable in connection with the Merger or the other Transactions (together with any related interest, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes. From and after the Merger Effective Time, the Surviving Entity shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to holders of TRMT Common Shares, all Transfer Taxes.

Section 7.16          TRA Agreements. Contemporaneously with the execution of this Agreement, TRA and TRMT have entered into an agreement, a copy of which is attached hereto as Exhibit H (the “TRA Letter Agreement”), pursuant to which, on the terms and subject to the conditions set forth therein, they have acknowledged and agreed that, effective upon consummation of the Merger, (a) TRMT shall have terminated the Management Agreement, dated as of September 18, 2017, among TRMT, TRA and, solely in respect to Section 29 thereof, The RMR Group Inc., as amended by that certain First Amendment to Management Agreement, dated as of December 4, 2020, between TRMT and TRA (the “TRMT Management Agreement”) without cause, (b) TRA shall have waived its right to receive payment of the “Termination Fee” under and as defined in the TRMT Management Agreement upon the termination of the TRMT Management Agreement by TRMT described in clause (a) of this section, and (c) RMRM shall agree that TRA’s expenditures paid pursuant to Section 14(b) of the TRMT Management Agreement shall be assumed by RMRM and included in the calculation of the “Termination Fee” under and as defined in that certain Management Agreement, dated as of January 5, 2021, by and between RMRM and TRA (the “RMRM Management Agreement”).

Section 7.17          Further Assurances. If at any time following the Merger Effective Time the Surviving Entity shall consider or be advised that any consents, assignments or assurances, including with respect to any financing arrangements or loans, or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Entity its right, title or interest in, to or under any of the rights, privileges, powers, franchises or assets of any Party, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Entity and its members and officers or their designees shall be authorized to execute and deliver, in the name and on behalf of any Party, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of any such Person, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Entity’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Party and otherwise to carry out the purposes of this Agreement.

ARTICLE 8

CONDITIONS

Section 8.1          Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger and to consummate the other Transactions shall be subject to the satisfaction or (to the extent permitted by applicable Law) waiver (in writing) by RMRM and TRMT, on or prior to the Closing Date, of each of the following conditions:

(a)           Shareholder Approvals. TRMT shall have obtained the TRMT Shareholder Approval and RMRM shall have obtained the RMRM Shareholder Approval.

(b)          Statutes; Court Orders. No statute, rule or regulation shall have been enacted, promulgated or enforced by any Governmental Authority of competent jurisdiction applicable to the Merger, any of the other Transactions or the issuance of the RMRM Common Shares in the Merger which prohibits or makes illegal the consummation of the Merger, any of the other Transactions or the issuance of the RMRM Common Shares in the Merger, and there shall be no temporary, preliminary or permanent Order or injunction of a court of competent jurisdiction in effect preventing the consummation of the Merger, any of the other Transactions or the issuance of the RMRM Common Shares in the Merger.

(c)          Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC that have not been withdrawn.

(d)          Nasdaq. The RMRM Common Shares to be issued in the Merger shall have been approved for listing on Nasdaq, subject to official notice of issuance.

Section 8.2           Conditions to Obligations of RMRM. The obligations of RMRM to effect the Merger and to consummate the other Transactions are subject to the satisfaction or (to the extent permitted by applicable Law) waiver (in writing) by RMRM, on or prior to the Closing Date, of each of the following additional conditions:

(a)          Representations and Warranties. (i) The representations and warranties set forth in Section 4.1 (Organization and Qualification; Subsidiaries), Section 4.2 (Capitalization) (other than Sections 4.2(a)-(b)), Section 4.3 (Authority), Section 4.7(b) (Absence of Certain Changes), Section 4.10(b) (REIT Qualification), Section 4.19 (Brokers) and Section 4.22 (Takeover Statutes), shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or TRMT Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or TRMT Material Adverse Effect) as of the date of this Agreement and as of the Closing as though made as of the Closing (except to the extent such representations and warranties are made as of an earlier date, in which case as of such earlier date), and (ii) each of the other representations and warranties of TRMT contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made as of the Closing (except to the extent such representations and warranties are made as of an earlier date, in which case as of such earlier date), except in the case of clause (ii) where such failure(s) to be true and correct (without giving effect to any materiality or TRMT Material Adverse Effect qualifications set forth therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a TRMT Material Adverse Effect.

(b)          Performance of Obligations of TRMT. TRMT shall have performed or complied in all material respects with all obligations, agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Merger Effective Time.

(c)          No TRMT Material Adverse Effect. Since the date hereof, there shall not have occurred any event, change, effect or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a TRMT Material Adverse Effect.

(d)          Delivery of Certificate. TRMT shall have delivered to RMRM a certificate, dated the Closing Date and signed by its president and chief financial officer on behalf of TRMT, certifying to the effect that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.

(e)           REIT Tax Opinion. TRMT shall have received and delivered to RMRM a tax opinion of TRMT REIT Tax Counsel, on which RMRM shall be entitled to rely, dated as of the Closing Date and substantially in the form of Exhibit I.

(f)           Section 368 Opinion. RMRM shall have received the written opinion of its counsel, Skadden, Arps, Slate, Meagher & Flom LLP, dated as of the Closing Date and in substantially the same form as Exhibit J, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, (i) the Merger will qualify as a reorganization under, and within the meaning of, Section 368(a) of the Code, and (ii) RMRM and TRMT will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom LLP may rely upon the TRMT Tax Representation Letter and the RMRM Tax Representation Letter. The condition set forth in this Section 8.2 (f) shall not be waivable after receipt of the RMRM Shareholder Approval, unless further shareholder approval is obtained with appropriate disclosure.

Section 8.3            Conditions to Obligations of TRMT. The obligations of TRMT to effect the Merger and to consummate the other Transactions are subject to the satisfaction or (to the extent permitted by applicable Law) waiver (in writing) by TRMT, on or prior to the Closing Date, of each of the following additional conditions:

(a)          Representations and Warranties. (i) The representations and warranties set forth in Section 5.1 (Organization and Qualification; Subsidiaries), Section 5.2 (Capitalization) (other than Sections 5.2(a)-(b)), Section 5.3 (Authority), Section 5.7(b) (Absence of Certain Changes), Section 5.10(b) (REIT Qualification), Section 5.19 (Brokers), and Section 5.22 (Takeover Statutes) shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or RMRM Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or RMRM Material Adverse Effect) as of the date of this Agreement and as of the Closing, as though made as of the Closing (except to the extent such representations and warranties are made as of an earlier date, in which case as of such earlier date), and (ii) each of the other representations and warranties of RMRM contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing, as though made as of the Closing (except to the extent such representations and warranties are made as of an earlier date, in which case as of such earlier date), except in the case of clause (ii) where such failure(s) to be true and correct (without giving effect to any materiality or RMRM Material Adverse Effect qualifications set forth therein) have not had and would not reasonably be expected to have, individually or in the aggregate, an RMRM Material Adverse Effect.

(b)          Performance of Obligations of RMRM. RMRM shall have performed or complied in all material respects with all obligations, agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Merger Effective Time.

(c)          No RMRM Material Adverse Effect. Since the date hereof, there shall not have occurred any event, change, effect or development that, individually or in the aggregate, has had, or would reasonably be expected to have, an RMRM Material Adverse Effect.

(d)          Delivery of Certificate. RMRM shall have delivered to TRMT a certificate, dated the Closing Date and signed by its president and chief financial officer (or equivalent officers) on behalf of RMRM, certifying to the effect that the conditions set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c) and have been satisfied.

(e)          REIT Tax Opinion. RMRM shall have received and delivered to TRMT a tax opinion of RMRM REIT Tax Counsel, on which TRMT shall be entitled to rely, dated as of the Closing Date and substantially in the form of Exhibit K.

(f)            Section 368 Opinion. TRMT shall have received the written opinion of its counsel, Sullivan & Worcester LLP, dated as of the Closing Date and in substantially the same form as Exhibit L, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, (i) the Merger will qualify as a reorganization under, and within the meaning of, Section 368(a) of the Code, and (ii) RMRM and TRMT will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, Sullivan & Worcester LLP may rely upon the TRMT Tax Representation Letter and the RMRM Tax Representation Letter. The condition set forth in this Section 8.3 (f) shall not be waivable after receipt of the TRMT Shareholder Approval, unless further shareholder approval is obtained with appropriate disclosure.

ARTICLE 9

TERMINATION AND FEES

Section 9.1            Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Merger Effective Time, notwithstanding the receipt of the TRMT Shareholder Approval or RMRM Shareholder Approval (except as otherwise noted):

(a)               by mutual written consent of each of RMRM and TRMT;

(b)               by either RMRM or TRMT:

(i)                 if the Merger shall not have occurred on or before the Outside Date; provided, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any Party if the failure of such Party to perform any of its obligations under this Agreement has been a principal cause of, or resulted in, the failure of the Merger to be consummated on or before the Outside Date;

(ii)              if any Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger or any of the other Transactions, and such Order or other action shall have become final and non-appealable;

(iii)            if the TRMT Shareholder Approval shall not have been obtained at a duly held TRMT Shareholder Meeting (or at any adjournment or postponement thereof) at which the Merger has been voted upon; provided, that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to TRMT if the failure to obtain such TRMT Shareholder Approval was primarily due to TRMT’s failure to perform any of its obligations under this Agreement; or

(iv)             if the RMRM Shareholder Approval shall not have been obtained at a duly held RMRM Shareholder Meeting (or at any adjournment or postponement thereof) at which the issuance of RMRM Common Shares in connection with the Merger has been voted upon; provided, that the right to terminate this Agreement under this Section 9.1(b)(iv) shall not be available to RMRM if the failure to obtain such RMRM Shareholder Approval was primarily due to RMRM’s failure to perform any of its obligations under this Agreement.

(c)               by RMRM:

(i)                 if TRMT shall have breached, violated or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement which breach, violation or failure to perform, either individually or in the aggregate, (A) would result in the failure of any of the conditions set forth in Section 8.2(a) or Section 8.2(b) (a “TRMT Terminating Breach”), and (B) cannot be cured, or, if curable, is not cured by TRMT, or waived by RMRM, by the earlier of (x) the Outside Date, and (y) twenty (20) days after the receipt by TRMT of written notice of such breach, violation or failure from RMRM; provided, that RMRM shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(i) if an RMRM Terminating Breach shall have occurred and be continuing at the time RMRM delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(c)(i);

(ii)              if, prior to obtaining the TRMT Shareholder Approval, TRMT or the TRMT Board (or an authorized committee thereof), as applicable, (A) shall have effected an Adverse Recommendation Change, (B) fails to publicly reaffirm the TRMT Board Recommendation within ten (10) Business Days of being requested to do so by RMRM following the public announcement by any Person of a Competing Proposal or an intention (whether or not conditional) to make a Competing Proposal, (C) fails to include the TRMT Board Recommendation in the Joint Proxy Statement, or (D) publicly announces its intention to do any of the foregoing; or

(iii)            if, prior to obtaining the RMRM Shareholder Approval, the RMRM Board (or an authorized committee thereof) determines to enter into an Acquisition Agreement with respect to a Superior Proposal in accordance with Section 7.3(d).

(d)               by TRMT:

(i)                 if RMRM shall have breached, violated or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach, violation or failure to perform, either individually or in the aggregate, (A) would result in the failure of any of the conditions set forth in Section 8.3(a) or Section 8.3(b) (a “RMRM Terminating Breach”), and (B) cannot be cured, or, if curable, is not cured by RMRM, or waived by TRMT, by the earlier of (x) the Outside Date, and (y) twenty (20) days after the receipt by RMRM of written notice of such breach, violation or failure from TRMT; provided, that TRMT shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(i) if a TRMT Terminating Breach shall have occurred and be continuing at the time TRMT delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(d)(i); or

(ii)              if, prior to obtaining the RMRM Shareholder Approval, RMRM or the RMRM Board (or an authorized committee thereof), as applicable, (A) shall have effected an Adverse Recommendation Change, (B) fails to publicly reaffirm the RMRM Board Recommendation within ten (10) Business Days of being requested to do so by TRMT following the public announcement by any Person of a Competing Proposal or an intention (whether or not conditional) to make a Competing Proposal, (C) fails to include the RMRM Board Recommendation in the Joint Proxy Statement, or (D) publicly announces its intention to do any of the foregoing.

Section 9.2            Notice of Termination; Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, written notice thereof shall be given by the terminating Party to the other Party, specifying the provisions hereof pursuant to which such termination is made and describing the basis therefor in reasonable detail, and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any Party, and all rights and obligations of any Party shall cease; provided, however, that, notwithstanding anything in the foregoing to the contrary, (a) the provisions of Section 7.2(b) (Access; Confidentiality), Section 7.4 (Public Announcements), this Section 9.2 (Notice of Termination; Effect of Termination), Section 9.3 (Fees and Expenses) and ARTICLE 10 (General Provisions) and the definitions of all defined terms appearing in such sections, shall survive such termination of this Agreement, and (b) subject to Section 10.11, no such termination shall relieve any Party from any liability or damages resulting from any material breach of any of such Party’s representations, warranties, covenants or agreements set forth in this Agreement prior to such termination of this Agreement that is a consequence of a deliberate act undertaken, or a deliberate failure to act, by the breaching Party with the knowledge that the taking of or failure to take such act would cause a material breach of this Agreement, in which case the non-breaching Party shall be entitled to all rights and remedies available at law or in equity. If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the Governmental Authority or other Person to which they were made.

Section 9.3            Fees and Expenses.

(a)               If this Agreement is terminated by:

(i)                 (A) RMRM pursuant to Section 9.1(c)(i) on the basis of a breach of a covenant or agreement contained in this Agreement or (B) either RMRM or TRMT pursuant to Section 9.1(b)(i) or Section 9.1(b)(iii) and in any such case of (A) or (B), (I) after the execution of this Agreement and prior to such termination (or prior to the TRMT Shareholder Meeting in the case of termination pursuant to Section 9.1(b)(iii)), a Superior Proposal with respect to TRMT shall have been publicly disclosed (or, in the case of termination pursuant to Section 9.1(b)(i) or Section 9.1(c)(i), otherwise made known to the TRMT Board) and not withdrawn (publicly, if publicly disclosed) and (II) within twelve (12) months after such termination, any Superior Proposal with respect to TRMT is consummated or TRMT enters into a definitive agreement with respect to any Superior Proposal that is subsequently consummated; or

(ii)              RMRM pursuant to Section 9.1(c)(ii),

then, in any such case, TRMT shall pay, or cause to be paid, to RMRM the TRMT Termination Fee. Except as otherwise provided pursuant to Section 9.3(d), any payments required to be made under this Section 9.3(a) shall be made by wire transfer of same-day funds to the account or accounts designated by RMRM (A) in the case of clause (i) above, on the same day as the consummation of the Superior Proposal contemplated therein, and (B) in the case of clause (ii) above, promptly, but in no event later than two (2) Business Days after the date of such termination.

(b)               If this Agreement is terminated by:

(i)                 (A) TRMT pursuant to Section 9.1(d)(i) on the basis of a breach of a covenant or agreement contained in this Agreement or (B) either RMRM or TRMT pursuant to Section 9.1(b)(i) or Section 9.1(b)(iv) and in any such case of (A) or (B), (I) after the execution of this Agreement and prior to such termination (or prior to the RMRM Shareholder Meeting in the case of termination pursuant to Section 9.1(b)(iv)), a Superior Proposal with respect to RMRM shall have been publicly disclosed (or, in the case of termination pursuant to Section 9.1(b)(i) or Section 9.1(d)(i) otherwise made known to the RMRM Board) and not withdrawn (publicly, if publicly disclosed) and (II) within twelve (12) months after such termination, any Superior Proposal with respect to RMRM is consummated or RMRM enters into a definitive agreement with respect to any Superior Proposal that is subsequently consummated;

(ii)              TRMT pursuant to Section 9.1(d)(ii); or

(iii)            RMRM pursuant to Section 9.1(c)(iii),

then, in any such case, RMRM shall pay, or cause to be paid, to TRMT the RMRM Termination Fee. Except as otherwise provided pursuant to Section 9.3(e), any payments required to be made under this Section 9.3(b) shall be made by wire transfer of same-day funds to the account or accounts designated by TRMT (A) in the case of clause (i) above, on the same day as the consummation of the Superior Proposal contemplated therein and (B) in the case of clauses (ii) and (iii) above, promptly, but in no event later than two (2) Business Days after the date of such termination.

(c)               The Parties agree that (i) in no event shall TRMT be required to pay the TRMT Termination Fee on more than one occasion and (ii) in no event shall RMRM be required to pay the RMRM Termination Fee on more than one occasion. Notwithstanding anything to the contrary in this Agreement, but subject to Section 9.2, (i) if RMRM receives the TRMT Termination Fee from TRMT pursuant to this Section 9.3, such payment shall be the sole and exclusive remedy of RMRM against TRMT and the TRMT Subsidiaries, and any of their respective former, current or future officers, directors, trustees, partners, shareholders, managers, members or Affiliates (collectively, the “TRMT Parties”) and no TRMT Party shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby and (ii) if TRMT receives the RMRM Termination Fee from RMRM pursuant to this Section 9.3, such payment shall be the sole and exclusive remedy of TRMT against RMRM and the RMRM Subsidiaries, and any of their respective former, current or future officers, directors, trustees, partners, shareholders, managers, members or Affiliates (collectively, the “RMRM Parties”) and no RMRM Party shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

(d)               If TRMT becomes obligated to pay the TRMT Termination Fee under this Section 9.3, then, if requested by RMRM, TRMT shall deposit into escrow an amount in cash equal to the TRMT Termination Fee with an escrow agent selected by RMRM that is reasonably acceptable to RMRM pursuant to a written escrow agreement (the “RMRM Escrow Agreement”) reflecting the terms set forth in this Section 9.3(d) and otherwise reasonably acceptable to the escrow agent. The RMRM Escrow Agreement shall provide that the TRMT Termination Fee in escrow or the applicable portion thereof shall be released to RMRM on an annual basis based upon the delivery by RMRM to the escrow agent of any one (or a combination) of the following: (i) a letter from RMRM’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to RMRM without causing RMRM to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the applicable taxable year of RMRM, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(I) or 856(c)(3)(A)-(I) of the Code (such income, “Qualifying REIT Income”), in which case the escrow agent shall release to RMRM such maximum amount stated in the accountants’ letter; (ii) a letter from RMRM’s counsel indicating that RMRM received a private letter ruling from the IRS holding that the receipt by RMRM of the TRMT Termination Fee would either constitute Qualifying REIT Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to RMRM the remainder of the TRMT Termination Fee; or (iii) a letter from RMRM’s counsel indicating that RMRM has received a tax opinion from RMRM REIT Tax Counsel to the effect that the receipt by RMRM of the TRMT Termination Fee should either constitute Qualifying REIT Income or should be excluded from gross income within the meaning of Section 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to RMRM the remainder of the TRMT Termination Fee. The parties agree to cooperate in good faith to amend this Section 9.3(d) at the reasonable request of RMRM in order to (A) maximize the portion of the applicable TRMT Termination Fee that may be distributed to RMRM hereunder without causing RMRM to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (B) improve RMRM’s chances of securing the favorable private letter ruling from the IRS described in this Section 9.3(d) or (C) assist RMRM in obtaining the favorable tax opinion from RMRM REIT Tax Counsel described in this Section 9.3(d), provided that any such amendment shall not cause any cash to be released from escrow without satisfaction of condition (i), (ii) or (iii) in the preceding sentence. The RMRM Escrow Agreement shall provide that RMRM shall bear all costs and expenses under the RMRM Escrow Agreement. TRMT shall not be a party to the RMRM Escrow Agreement and shall not bear any liability, cost or expense resulting directly or indirectly from the Escrow Agreement.

(e)               If RMRM becomes obligated to pay the RMRM Termination Fee under this Section 9.3, then, if requested by TRMT, RMRM shall deposit into escrow an amount in cash equal to the RMRM Termination Fee with an escrow agent selected by TRMT that is reasonably acceptable to TRMT pursuant to a written escrow agreement (the “TRMT Escrow Agreement”) reflecting the terms set forth in this Section 9.3(e) and otherwise reasonably acceptable to the escrow agent. The TRMT Escrow Agreement shall provide that the RMRM Termination Fee in escrow or the applicable portion thereof shall be released to TRMT on an annual basis based upon the delivery by TRMT to the escrow agent of any one (or a combination) of the following: (i) a letter from TRMT’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to TRMT without causing TRMT to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the applicable taxable year of TRMT, determined as if the payment of such amount did not constitute Qualifying REIT Income, in which case the escrow agent shall release to TRMT such maximum amount stated in the accountants’ letter; (ii) a letter from TRMT’s counsel indicating that TRMT received a private letter ruling from the IRS holding that the receipt by TRMT of the RMRM Termination Fee would either constitute Qualifying REIT Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to TRMT the remainder of the RMRM Termination Fee; or (iii) a letter from TRMT’s counsel indicating that TRMT has received a tax opinion from TRMT REIT Tax Counsel to the effect that the receipt by TRMT of the RMRM Termination Fee should either constitute Qualifying REIT Income or should be excluded from gross income within the meaning of Section 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to TRMT the remainder of the RMRM Termination Fee. The parties agree to cooperate in good faith to amend this Section 9.3(e) at the reasonable request of TRMT in order to (A) maximize the portion of the applicable RMRM Termination Fee that may be distributed to TRMT hereunder without causing TRMT to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (B) improve TRMT’s chances of securing the favorable private letter ruling from the IRS described in this Section 9.3(e) or (C) assist TRMT in obtaining the favorable tax opinion from TRMT REIT Tax Counsel described in this Section 9.3(e), provided that any such amendment shall not cause any cash to be released from escrow without satisfaction of condition (i), (ii) or (iii) in the preceding sentence. The TRMT Escrow Agreement shall provide that TRMT shall bear all costs and expenses under the TRMT Escrow Agreement. RMRM shall not be a party to the TRMT Escrow Agreement and shall not bear any liability, cost or expense resulting directly or indirectly from the TRMT Escrow Agreement.

(f)                Each Party acknowledges that (i) the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and (ii) without these agreements, the other Party would not enter into this Agreement; accordingly, if TRMT fails to timely pay the TRMT Termination Fee pursuant to this Section 9.3 and, in order to obtain such payment, RMRM commences a suit that results in a judgment against TRMT for the payment of the TRMT Termination Fee set forth in this Section 9.3, TRMT shall pay RMRM its costs and expenses in connection with such suit (including reasonable attorneys’ fees), together with interest on such amount at an annual rate equal to the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law; and if RMRM fails to timely pay the RMRM Termination Fee pursuant to this Section 9.3 and, in order to obtain such payment, TRMT commences a suit that results in a judgment against RMRM for the payment of the RMRM Termination Fee set forth in this Section 9.3, RMRM shall pay TRMT its costs and expenses in connection with such suit (including reasonable attorneys’ fees), together with interest on such amount at an annual rate equal to the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

(g)               Except as otherwise provided pursuant to Section 9.3, all fees and expenses incurred in connection with the Merger and the other Transactions shall be paid by the Party incurring such fees or expenses, whether or not the Merger and the other Transactions are consummated; provided that the Parties will share equally any filing fees incurred in connection with the Form S-4 and Joint Proxy Statement as may be required to consummate the Merger and the other Transactions.

ARTICLE 10

GENERAL PROVISIONS

Section 10.1        Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Merger Effective Time. This Section 10.1 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Merger Effective Time.

Section 10.2        Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given on the date of actual delivery, if delivered personally, or on the date of receipt, if sent by overnight courier (providing proof of delivery) to the Parties or if sent by e-mail of a .pdf attachment (providing confirmation of transmission) at the following street addresses or email addresses, as applicable (or at such other United States street address or email address for a Party as shall be specified by like notice):

(a)               if to TRMT to:

Tremont Mortgage Trust
Two Newton Place
255 Washington Street
Suite 300
Newton, Massachusetts 02458
Attention: President
E-mail: tlorenzini@tremontadv.com

with a copy (which shall not constitute notice) to:

Sullivan & Worcester LLP
One Post Office Square
Boston, Massachusetts 02109
Attention: Lindsey A. Getz
E-mail: lgetz@sullivanlaw.com

(b)               if to RMRM to:

RMR Mortgage Trust
Two Newton Place
255 Washington Street
Suite 300
Newton, Massachusetts 02458
Attention: President
E-mail: tlorenzini@tremontadv.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Rodney Square
920 N. King Street
Wilmington, Delaware 19801
Attention: Faiz Ahmad
E-mail: faiz.ahmad@skadden.com

Section 10.3        Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law or public policy in any jurisdiction, as to that jurisdiction, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the Merger or the other Transactions is not affected in any manner materially adverse to any Party, and (d) such terms or other provisions shall not affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced in any jurisdiction, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Merger or the other Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.4        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered (by electronic delivery or otherwise) to the other Party. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in .pdf format, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 10.5        Entire Agreement; Third Party Beneficiaries.

(a)               This Agreement (including the TRMT Disclosure Letter, the RMRM Disclosure Letter, the exhibits hereto and the documents and instruments referred to herein), together with the TRA Letter Agreement, the TRA Voting Agreement and the DP Voting Agreement, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement.

(b)               This Agreement is intended to and shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, except for Section 7.5 (which, from and after the Merger Effective Time shall be for the benefit of the Covered Persons). The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties other than as described in this Section 10.5. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 10.7 without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the Knowledge of RMRM or Knowledge of TRMT, as applicable. Accordingly, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 10.6        Amendment and Modification. Subject to compliance with applicable Law, this Agreement may be amended, modified or supplemented in any respect by mutual written agreement of the Parties at any time before or after receipt of the TRMT Shareholder Approval or the RMRM Shareholder Approval and prior to the Merger Effective Time; provided, however, that after the TRMT Shareholder Approval or the RMRM Shareholder Approval has been obtained, there shall not be any amendment, modification or supplement of this Agreement, which by applicable Law or in accordance with the rules of Nasdaq requires the further approval of the holders of the TRMT Common Shares or the holders of the RMRM Common Shares, without such further approval of such shareholders.

Section 10.7        Extension and Waiver. At any time prior to the Merger Effective Time, subject to applicable Law, any Party may (a) extend the time for the performance of any obligation or other act of any other Party, (b) waive any inaccuracy in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement or condition contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by TRMT or RMRM in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 10.8        Governing Law; Jurisdiction.

(a)               This Agreement, and all Actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Maryland without giving effect to any choice or conflict of Law principles (whether of the State of Maryland or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Maryland.

(b)               All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Maryland state or federal court. Each of the Parties hereby irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any Maryland state or federal court, for the purpose of any Action arising out of or relating to this Agreement brought by any Party, (ii) agrees not to commence any such action or proceeding except in such courts, (iii) agrees that any claim in respect of any such action or proceeding may be heard and determined in any Maryland state or federal court, (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding, and (v) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the Parties irrevocably consents to service of process in the manner provided for notices in Section 10.2. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

Section 10.9        Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE OTHER AGREEMENTS DELIVERED IN CONNECTION HEREWITH, THE MERGER OR THE OTHER TRANSACTIONS. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS Section 10.9.

Section 10.10    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any Party without the prior written consent of the other Party and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 10.11    Specific Performance. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to ARTICLE 9, each Party shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Each of the Parties hereby waives (a) any defense in an Action for specific performance that a remedy at Law would be adequate, and (b) any requirement under any Law to post a security as prerequisite to obtaining equitable relief. Each Party agrees that the right of specific performance and other equitable relief is an integral part of the Merger and the other Transactions, and without that right, neither TRMT, on the one hand, nor RMRM, on the other hand, would have entered into this Agreement. For the avoidance of doubt, the Parties may pursue both a grant of specific performance or other equitable remedies to the extent permitted by this Section 10.11 and the payment of damages, but shall not be entitled or permitted to receive an award of damages if specific performance or other equitable remedies are awarded and consummation of the Merger occurs and shall not be entitled or permitted to receive an award of specific performance or other equitable remedies if damages are awarded.

Section 10.12    Non-liability of Trustees of TRMT and RMRM. The TRMT Charter, the RMRM Charter, and the RMRM Post-Merger Charter provide that no trustee, officer, shareholder, employee or agent of TRMT or RMRM, respectively, shall be held to any personal liability, jointly or severally, for any obligation of, or claim against, TRMT or RMRM, respectively. All Persons dealing with TRMT or RMRM in any way shall look only to the assets of TRMT or RMRM, respectively, for the payment of any sum or the performance of any obligation.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers, all as of the date first written above.

RMR MORTGAGE TRUST

By:	/s/ Thomas J. Lorenzini
Name: Thomas J. Lorenzini
Title: President

TREMONT MORTGAGE TRUST

By:	/s/ G. Douglas Lanois
Name: G. Douglas Lanois
Title: Chief Financial Officer and Treasurer

[Signature Page to the Agreement and Plan of Merger]